Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
OMNITURE, INC.,
SAN FRANCISCO ACQUISITION CORP.,
OFFERMATICA CORPORATION,
HENRY BAKER, AS STOCKHOLDER REPRESENTATIVE,
AND
US BANK NATIONAL ASSOCIATION, AS ESCROW AGENT
Dated as of September 7, 2007

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A-1	Company Support Stockholders
Exhibit A-2	Form of Support Stockholder Merger Written Consent
Exhibit B-1	Form of Key Employee Non-Competition Agreement
Exhibit B-2	Form of Key Employee Offer Letters
Exhibit C	Certificate of Amendment
Exhibit D	Certificate of Merger
Exhibit E	Form of Rule 145 Affiliate Agreement
Exhibit F	Form of Legal Opinion of Counsel to the Company
Exhibit G	Form of Legal Opinion of Counsel to Parent
Schedules
Schedule 1.1(q)	Specified Claims
Schedule 1.1(ddd)	Key Employees
Schedule 1.1(cccc)	Specified Losses
Schedule 5.2	List of Company Actions Not Requiring Prior Written Consent
Schedule 6.3	Source Code Access Procedure
Schedule 6.9	Schedule of Third Party Contract Consents
Schedule 6.10(a)	Current Employees and Consultants to Sign Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements
Schedule 6.16	Spreadsheet
Schedule 6.22	D&O Indemnity Agreements
Schedule 7.1(d)	List of Anti-trust Approvals Required
Schedule 7.2(f)	Required Third Party Consents
Schedule 7.2(n)	List of Liens to be Released

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AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 7, 2007 by and among Omniture, Inc., a Delaware corporation (“Parent”), San Francisco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Offermatica Corporation, a Delaware corporation (the “Company”), only as to Section 2.9, Section 2.10, Article VIII and Article X, Henry Baker, as stockholder representative (the “Stockholder Representative”), and, only as to Article VIII and Article X, US Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I .
RECITALS
     A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms and conditions of this Agreement, Delaware Law (as defined below) and, to the extent applicable, California Law (as defined below), with the Company to be the surviving corporation of the Merger.
     B. The boards of directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and the Company consummate the Merger and the other transactions contemplated hereby to which they are parties and, in furtherance thereof, have approved this Agreement and the Merger.
     C. Pursuant to the Merger, among other things, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the amount of cash and stock consideration set forth herein, (ii) all issued and outstanding Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Effective Time will be converted into the right to receive the amount of cash and stock consideration set forth herein, (iii) all issued and outstanding Company Convertible Notes not otherwise converted or repaid prior to the Effective Time will be converted into the right to receive the amount of cash and stock consideration set forth herein, and (iv) all issued and outstanding Company Options to purchase Company Capital Stock not otherwise exercised prior to the Effective Time will be assumed by Parent in accordance with the terms hereof.
     D. Promptly after the execution and delivery of this Agreement, the Company shall submit to each of the persons and entities identified on Exhibit A-1 (the “Company Support Stockholders”) an irrevocable, contingent written consent substantially in the form attached hereto as Exhibit A-2 (the “Support Stockholder Merger Written Consent”).
     E. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into or executing, as applicable (i) a Non-Competition and Non-Solicitation Agreement with Parent, each in the form attached as Exhibit B-1 (collectively, the “Key Employee Non-Competition Agreements”) and (ii) an offer letter, each in the form attached as Exhibit B-2 (collectively, the “Key Employee Offer Letters”), each to become effective only at the Effective Time.
     The parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Company, Parent, Merger Sub, with respect to Section 2.9, Section 2.10, Article VIII and Article X only, the Stockholder Representative and, with respect to Article VIII and Article X only, the Escrow Agent hereby agree as follows:
ARTICLE I
DEFINITIONS
     Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Aggregate Cash Amount” shall mean an amount equal to the product of (i) the Closing Adjusted Merger Consideration multiplied by (ii) the Aggregate Cash Percentage.
          (b) “Aggregate Cash Percentage” shall mean the quotient obtained by dividing (A) Thirty Million Dollars ($30,000,000.00) by (B) Sixty-Five Million Dollars ($65,000,000.00), expressed as a decimal.
          (c) “Aggregate Stock Percentage” shall mean the quotient obtained by dividing (A) Thirty-Five Million Dollars ($35,000,000.00) by (B) Sixty-Five Million Dollars ($65,000,000.00), expressed as a decimal.
          (d) “Allocated Escrow Basket” shall mean an amount equal to $150,000.00.
          (e) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the State of Delaware, San Francisco, California or Salt Lake City, Utah are authorized or obligated by Law or executive order to close.
          (f) “California Law” shall mean the General Corporation Law of the State of California.
          (g) “Closing Adjusted Merger Consideration” shall mean (i) Sixty-Five Million Dollars ($65,000,000.00), (ii) less an amount equal to the amount of Estimated Unpaid Company Indebtedness, if any, and (iii) less an amount equal to the amount of Estimated Unpaid Third Party Expenses, if any and (iv) less the Estimated Closing Working Capital Shortfall, if any.
          (h) “Closing Working Capital” shall mean the Working Capital on the Closing Date.

          (i) “CFRA” shall mean the California Family Rights Act of 1993, as amended.
          (j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (k) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.
          (l) “Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.
          (m) “Company Convertible Notes” shall mean any outstanding Unsecured Convertible Promissory Notes of the Company, the principal amount (together with any accrued interest) of which is convertible, at the election of the holders thereof, into shares of Company Series B Preferred Stock.
          (n) “Company Employee Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other plan, program, policy, practice, contract, agreement or other similar arrangement, other than an Employee Agreement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or would reasonably be expected to have any material liability or obligation and any International Employee Plan.
          (o) “Company Indebtedness” shall mean all liabilities or obligations of the Company outstanding as of the Effective Time under the Loan and Security Agreement, dated as of October 19, 2006, between Silicon Valley Bank and the Company, as amended.
          (p) “Company Intellectual Property” shall mean any and all Intellectual Property Rights and Technology or other embodiments of Intellectual Property Rights that are owned by the Company, and used in the current conduct of the Business, other than Non-Core Intellectual Property. For the avoidance of doubt, “Company Intellectual Property” does not include the following domain names: www.siteisdead.com, www.landingpageoptimization.com, or www.optimizeandprophesize.com, nor any content displayed on any such website or related blogs (it being understood and agreed that the foregoing are owned by Persons other than the Company).
          (q) “Company Material Adverse Effect” shall mean any change, event, development, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is or would reasonably be expected to be materially adverse to the business, operations, financial condition or results of operations of the Company, taken as a whole with its Subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been (or would reasonably be expected be to be) a

“Company Material Adverse Effect”: (i) any Effect resulting from changes in the general economic conditions in the United States or the world; (ii) Effects resulting from changes or conditions generally affecting the industry in which the Company operates, which do not have a disproportionately adverse effect upon the Company; (iii) any Effect resulting from any action or inaction requested of the Company by Parent or Merger Sub or any action that is required or contemplated pursuant to the terms of this Agreement; (iv) any Effect resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement and the Related Agreements (including the failure in and of itself to meet the Forecast); provided, however, that the underlying basis for the failure to meet the Forecast may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect); (v) any Effect resulting from actions taken to comply with changes after the date of this Agreement in applicable Laws or changes in GAAP; (vi) any acts of terrorism, sabotage, military actions, outbreak or acts of war, or hostilities, or any escalation or material worsening of any of the foregoing existing or underway as of the date hereof, or any earthquakes or other natural disasters; or (vii) the commencement or pendency of the matter described on Schedule 1.1(q) (provided, however, that this exception shall not apply to Effects on the Company’s business arising out of such matter).
          (r) “Company Option” shall mean any issued and outstanding option or warrant (including commitments to grant options, but excluding Company Warrants, the Company Convertible Notes, Company Series A Preferred Stock and Company Series B Preferred Stock to the extent otherwise set forth in Schedule 3.2 or issued in accordance with Schedule 5.2) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).
          (s) “Company Option Plan” shall mean Company’s 2005 Equity Incentive Plan.
          (t) “Company Preferred Stock” shall mean shares of preferred stock, par value $0.0001 per share, of the Company.
          (u) “Company Products” shall mean the Core Products and Non-Core Products.
          (v) “Company Restricted Shares” shall mean any shares that are unvested or are subject to termination or a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the other transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.
          (w) “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.00001 per share, of the Company.
          (x) “Company Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, which if issued upon the conversion of any Company Convertible Notes or Company Warrants would have terms, rights, preferences and limitations pari passu in all respects with the Company Series A Preferred Stock, except that the Company Series B Preferred Stock would have a liquidation preference per share equal to $3.00.
          (y) “Company Stockholder” shall mean a holder of any shares of Company Capital Stock.
          (z) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.
          (aa) “Continuing Employee” shall mean each Employee of the Company who will be an employee of Parent or any of its Subsidiaries immediately following the Effective Time.
          (bb) “Contract” shall mean any mortgage, indenture, note, lease, contract, covenant or any other legally binding agreement, instrument, arrangement, commitment, concession, franchise or license.
          (cc) “Core Products” shall mean the Testing and Optimization Application Service Offering currently made available by the Company that is comprised of (A) the core application software (source code and executable software) on the Offermatica production servers, including the campaign engine and Offermatica end-user administration and campaign management systems; (B) network architecture and topology (production server and network configuration of the core application); (C) the Offermatica database and schema for campaign data capture, user administration, end-user profiles and campaign configuration; and (D) APIs (external interface definitions and data transfer schemas for interfacing with the core application running on the network, including the mbox, adbox, REST APIs and graphical user interfaces delivered through HTTP). For the avoidance of doubt, “Core Products” does not include any Third Party Collaboration Intellectual Property.
          (dd) “Current Assets” shall mean the total current assets of the Company, on a consolidated basis, derived from the books and records of the Company and determined in accordance with GAAP applied on a basis consistent with the Current Balance Sheet.
          (ee) “Current Employee” shall mean an employee of the Company or its Subsidiaries on the date hereof.
          (ff) “Current Liabilities” shall mean the total current liabilities of the Company, on a consolidated basis, derived from the books and records of the Company and determined in accordance with GAAP applied on a basis consistent with the Current Balance Sheet.
          (gg) “DOL” shall mean the United States Department of Labor.
          (hh) “Effective Time Company Stockholder” shall mean any holder of any Company Capital Stock, Company Warrant or Company Convertible Note immediately prior to the Effective Time.

          (ii) “Employee” shall mean any current or former employee or director of the Company or any of its Subsidiaries.
          (jj) “Employee Agreement” shall mean each employment, severance, separation, settlement, relocation, repatriation, expatriation or other agreement or contract (including, any offer letter or any agreement providing for acceleration of the vesting of Company Options or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee.
          (kk) “Environmental Laws” are all applicable Laws regarding pollution, protection of the environment, preservation of natural resources or exposure of any individual to Hazardous Materials including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, all as amended.
          (ll) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          (mm) “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          (nn) “Escrow Amount” shall mean an amount equal to Eight Million Dollars ($8,000,000.00).
          (oo) “Estimated Closing Working Capital” shall mean the Closing Working Capital set forth on the Company’s Closing Consideration Statement.
          (pp) “Estimated Closing Working Capital Shortfall” shall mean the amount, if any, by which the Estimated Closing Working Capital is less than the Working Capital Target Amount.
          (qq) “Estimated Unpaid Company Indebtedness” shall mean the Company Indebtedness, if any, set forth on the Company’s Closing Consideration Statement.
          (rr) “Estimated Unpaid Third Party Expenses” shall mean the Unpaid Third Party Expenses, if any, set forth on the Company’s Closing Consideration Statement.
          (ss) “Excess Unpaid Company Indebtedness” shall mean the amount by which the Final Unpaid Company Indebtedness exceeds the Estimated Unpaid Company Indebtedness, if any; provided, however, that “Excess Unpaid Company Indebtedness” shall not include any amounts that (i) were included or taken into account in the calculation of Final Closing Working Capital or Closing Adjusted Merger Consideration or (ii) Parent claimed constituted Unpaid Company Indebtedness under Section 2.9(b) and that either (A) the parties agreed or (B) during the Accountant Arbitration the Accountant determined, did not constitute Unpaid Company Indebtedness.

          (tt) “Excess Unpaid Third Party Expenses” shall mean the amount by which the Final Unpaid Third Party Expenses exceeds the Estimated Unpaid Third Party Expenses, if any; provided, however, that “Excess Unpaid Third Party Expenses” shall not include any amounts that (i) were included or taken into account in the calculation of Final Closing Working Capital or Closing Adjusted Merger Consideration or (ii) Parent claimed constituted Unpaid Third Party Expenses under Section 2.9(b) and that either (A) the parties agreed or (B) during the Accountant Arbitration the Accountant determined, did not constitute Unpaid Third Party Expenses.
          (uu) “Expiration Date” shall mean the date that is the one (1) year anniversary of the Closing Date.
          (vv) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
          (ww) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
          (xx) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.
          (yy) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
          (zz) “Intellectual Property” shall mean Technology and Intellectual Property Rights.
          (aaa) “Intellectual Property Rights” shall mean, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations in part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, with respect to patentable subject matter (“Patents”); (ii) copyrights, copyright applications, copyright registrations, mask work rights, integrated circuit topographies, Moral Rights, including any of the foregoing rights with respect to Software; (iii) rights in trademarks, trademark registrations, and applications therefor, trade names, business names, brand names, service marks, service names, logos, or trade dress, and general intangibles of a like nature or other indications of source and any goodwill symbolized by or associated with such marks; (iv) rights relating to trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act, and under corresponding statutory and common law of any country in the world or under any treaty), confidential business, technical and know how information, inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals, discoveries, improvements, concepts, ideas, compositions, inventor’s notes, methods, processes, formulae, techniques, technical data, business and marketing plans and other proprietary or non-public business information, including customer lists, research and development information (whether or not patentable), in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons, who can obtain economic value from its disclosure or use, excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents or Copyrights (“Trade Secret”); (v) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi governmental authority, including Internet domain name registrars; (vi) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (vii) any goodwill symbolized by or associated with any of the foregoing; and (viii) all other intellectual or proprietary rights in any and all jurisdiction throughout the world.
          (bbb) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has any material liability with respect to Employees who perform services outside the United States.
          (ccc) “IRS” shall mean the United States Internal Revenue Service.
          (ddd) “Key Employees” shall mean the Current Employees listed in Schedule 1.1(ddd).
          (eee) “Law” shall mean any United States federal, state or local or any foreign statute, law (including common law), rule, regulation, ordinance, code, directive or any other requirement or rule of law.
          (fff) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
          (ggg) “Measurement Price” shall mean the average closing sale price of one share of Parent Common Stock quoted on the Nasdaq Global Market, as reported in The Wall Street Journal, over the forty-five (45) consecutive calendar day period ending on the date immediately preceding the date which is five (5) calendar days prior to the date on which the parties reasonably anticipate will be the Closing Date (as adjusted appropriately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
          (hhh) “Moral Rights” means any right under applicable Law to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
          (iii) “Non-Core Products” shall mean the products and/or service offerings of the Company that are not Core Products. A “Non-Core Product” shall exclude any Software or other Technology that is also incorporated into any Core Product.
          (jjj) “Non-Core Intellectual Property” shall mean (i) any Third Party Collaboration Intellectual Property and (ii) all Intellectual Property Rights or Technology of the

Company that was developed in whole or in part by the Company and that is not used in the current conduct of the Business.
          (kkk) “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
          (lll) “Option Exchange Ratio” shall mean the quotient obtained by dividing (a) (i) the Closing Adjusted Merger Consideration less (ii) the Total Liquidation Preference Amount by (b) the Trading Price and thereafter by (c) the number of Total Fully Diluted Shares.
          (mmm) “Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.
          (nnn) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (ooo) “Per Share Cash Residual Amount” shall mean the quotient obtained by dividing (a) the Total Residual Cash Amount by (y) the Total Outstanding Shares.
          (ppp) “Per Share Stock Amount” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) (i) the product of (A)(1) the Closing Adjusted Merger Consideration less (2) the Total Liquidation Preference Amount multiplied by (B) the Total Outstanding Share Percentage, less (ii) the Total Residual Cash Amount, by (b) the Trading Price and (c) the number of Total Outstanding Shares.
          (qqq) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
          (rrr) “Pro Rata Portion” shall mean, with respect to each Effective Time Company Stockholder, an amount equal to the quotient obtained by dividing (x) the Merger Consideration payable to such Effective Time Company Stockholder , by (y) the Merger Consideration payable to all Effective Time Company Stockholders. For the purposes of this definition, any shares of Parent Common Stock payable pursuant to Section 2.7(d) or (h) shall be valued at the Trading Price.
          (sss) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; and (v) any other Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal, government or other public or quasi-public legal authority.

          (ttt) “Related Agreements” shall mean (i) the Confidentiality Agreement, (ii) the Key Employee Non-Competition Agreements, (iii) the Key Employee Offer Letters, and (iv) the Support Stockholder Merger Written Consent.
          (uuu) “SEC” shall mean the United States Securities and Exchange Commission.
          (vvv) “Series A Preferred Preference Amount” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by (y) the weighted average Series A Preferred Preference Per Share.
          (www) “Series A Preferred Preference Per Share” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to $1.00, plus the applicable per share amount of any accrued and unpaid dividends payable in respect of such share of the Series A Preferred Stock as of the Effective Time.
          (xxx) “Series B Preferred Preference Amount” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series B Preferred Stock that would be issued upon the conversion of the Company Convertible Notes pursuant to Section 2.7(h)(ii) immediately prior to the Effective Time, by (y) the Series B Preferred Preference Per Share.
          (yyy) “Series B Preferred Preference Per Share” shall mean, with respect to each share of Series B Preferred Stock, an amount equal to $3.00.
          (zzz) “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $35,000 for a perpetual license for a single user or work station or $150,000 in the aggregate for all users and work stations.
          (aaaa) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed, owned or licensed by the Company.
          (bbbb) “Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
          (cccc) “Specified Losses” shall have the meaning set forth in Schedule 1.1(cccc).
          (dddd) “Subsidiary” shall mean any Person in which the Company or Parent, as the context requires, directly or indirectly through an ownership interest in another Person,

beneficially owns greater than fifty percent (50%) of either the equity interest, or voting power of or in such Person.
          (eeee) “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to, Source Code and Object Code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) tools, methods and processes; and (vi) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.
          (ffff) “Testing and Optimization Application Service Offerings” shall mean the Company Products that provide testing, optimization or targeted content delivery services on a services basis.
          (gggg) “Third Party Collaboration Intellectual Property” means any Intellectual Property Rights and Technology that is incorporated in or embodied in any tools, applications or work product that were developed by the Company for a specific customer (either individually or jointly with the customer) and are not integrated, in whole or in part, into the code base of the Core Products, including the following tools or applications: (x) the Cliq application that was developed with StepChange Group; (y) the Flash Ad delivery component that was developed with Camelot Communications, Ltd.; and (z) hosted flows that were developed with Assembla and are or were used by Microsoft and Blockbuster. “Third Party Collaboration Intellectual Property” shall exclude any Software or other Intellectual Property that is also incorporated in or embodied in any Core Product.
          (hhhh) “Total Liquidation Preference Amount” shall mean an amount equal to the sum of the Series A Preferred Preference Amount and Series B Preferred Preference Amount.
          (iiii) “Total Liquidation Preference Cash” shall mean an amount equal to the product of (a) the Total Liquidation Preference Amount and (b) the Aggregate Cash Percentage.
          (jjjj) “Total Liquidation Preference Stock” shall mean an amount equal to the product of (a) the Total Liquidation Preference Amount and (b) the Aggregate Stock Percentage.
          (kkkk) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including the aggregate number of shares of Series B Preferred Stock that would be issued upon the exercise or conversion, as applicable, of the Company Warrants and Company Convertible Notes if exercised or converted in full in accordance with the terms thereof), calculated on an as converted to Company Common Stock basis.
          (llll) “Total Outstanding Shares Percentage” shall mean the quotient obtained by dividing (a) the number of Total Outstanding Shares by (b) the number of Total Fully Diluted Shares.

          (mmmm) “Total Fully Diluted Shares” shall mean the sum of (x) the Total Outstanding Shares, and (y) the aggregate number of shares of Company Capital Stock, calculated on the treasury method, that are issuable upon full exercise, exchange or conversion of all Company Options and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock (without duplication for any Company Warrants and the Company Convertible Notes to the extent included in the Total Outstanding Shares), in each case to the extent issued and outstanding as of, and not exercised, converted in to Company Capital Stock or cancelled immediately prior to, the Effective Time.
          (nnnn) “Total Residual Cash Amount” shall mean the (a) Aggregate Cash Amount less (b) the Total Liquidation Preference Cash.
          (oooo) “Trading Price” shall mean the average closing sale price of one share of Parent Common Stock quoted on the Nasdaq Global Market, as reported in The Wall Street Journal, over the forty-five (45) consecutive calendar day period ending on the date immediately preceding the Closing Date (as adjusted appropriately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
          (pppp) “Unpaid Company Indebtedness” shall mean the amount of any Company Indebtedness that is outstanding and unpaid as of the Closing.
          (qqqq) “Unpaid Third Party Expenses” shall mean the amount of Third Party Expenses incurred by the Company prior to or at the Closing that is unpaid as of the Closing.
          (rrrr) “User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which the Company has released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.
          (ssss) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.
          (tttt) “Working Capital” shall mean, as of a specified date, an amount equal to (i) Current Assets less (ii) Current Liabilities.
          (uuuu)”Working Capital Target Amount” shall mean an amount equal to $0.
     1.2 Interpretations.
          (a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.
          (b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

          (c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.
          (d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company or Parent shall mean and refer to the Company and its direct and indirect Subsidiaries or Parent and its direct and indirect Subsidiaries, as the case may be.
          (f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
          (g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.
          (h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
     2.1 The Merger; The Reverse Split.
          (a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is referred to hereinafter as the “Surviving Corporation.”
          (b) After the date of this Agreement, but at least two (2) Business Days prior to the date the Company reasonably expects to mail (the “Mailing Date”) the Information Statement to the Company Stockholders, Parent may elect in writing (the “Reverse-Split Election”), in Parent’s sole discretion, to require the Company to consummate a reverse stock-split of the Company Common Stock (the “Reverse Split”), as provided in the certificate of amendment substantially in the form attached hereto as Exhibit C (the “Certificate of Amendment”). In addition, the Company may elect on its own at any time prior to the Mailing Date to consummate the Reverse Stock Split, subject to Parent’s consent (which consent will not be unreasonably withheld or delayed). Upon the terms and subject to the conditions of this Agreement, if Parent delivers a Reverse-Split Election to the Company in accordance with this Section 2.1(b), or if the Company elects to consummate the Reverse Stock Split, subject to applicable Law and receipt of the Requisite Stockholder Approval, the Company shall cause the Certificate of Amendment to be filed with the Secretary of the State of the State of Delaware in order to amend the Company’s certificate of incorporation pursuant to the terms set forth in the Certificate of Amendment. In connection with the Reverse Split, any amount used by the Company prior to the Closing Date to pay for fractional shares resulting from the Reverse Split shall not reduce the amount of the Closing Adjusted Merger Consideration, except to the extent that the amount of such cash is included or taken into account in the determination of the Estimated Closing Working Capital Shortfall and after the Closing, any amount used to pay for fractional shares resulting from the Reverse Split (the “Reverse Split Fractional Cash”) shall be paid out of the Escrow Fund. In the event that neither party elects to effect the Reverse Split, the Company shall, subject to applicable Law and the Requisite Stockholder Approval, cause the Certificate of Amendment (but amended to include only the amendment to Article IV, Section B(3)(c)(ii)(A)) to be filed with the Secretary of the State of the State of Delaware in order to amend the Certificate of Incorporation pursuant to the terms set forth in the Certificate of Amendment, as so amended.
     2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on the second (2nd) Business Day following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California, 94105, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
     2.3 The Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of a duly executed Certificate of Merger, in substantially the form attached as Exhibit D (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and the Merger shall become effective at the time of such filing or at such later date and time as the parties may mutually agree and specify in the Certificate of Merger (the time of the effectiveness of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).
     2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.5 Organizational Documents.
          (a) Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company shall be amended in the Merger to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and shall be the certification of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, (x) Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Offermatica Corporation” and (y) the name of the incorporator of the Company shall not be amended.
          (b) Bylaws of the Surviving Corporation. The bylaws of the Company shall be amended to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
     2.6 Directors, Managers and Officers.
          (a) Directors/Managers. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into, and thereafter represent, one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.
          (b) Parent-Owned or Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is held by Parent, the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time, shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.
          (c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, Dissenting Shares shall be treated in accordance with Section 2.8.

          (d) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock covered by Section 2.7(b) and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, subject to the terms and conditions set forth in this Agreement (including the holdback of the Escrow Amount), the following consideration:
               (i) each outstanding share of Company Series A Preferred Stock shall be converted automatically into the right to receive:
               (1) an amount of cash (without interest) equal to the sum of (1) the product of (x) the applicable Series A Preferred Preference Per Share multiplied by (y) the Aggregate Cash Percentage plus (2) the Per Share Cash Residual Amount (collectively, the “Series A Cash Consideration Per Share”), and
               (2) a number of shares of Parent Common Stock equal to the sum of (1) the quotient obtained by dividing (x) the product of (I) the applicable Series A Preferred Preference Per Share multiplied by (II) the Aggregate Stock Percentage by (y) the Trading Price, plus (2) the Per Share Stock Amount (subject, in each case to Sections 2.7(e), (f), (i) and (j)) (the “Series A Stock Consideration Per Share”);
               (ii) each outstanding share of Company Series B Preferred Stock shall be converted automatically into the right to receive:
               (1) an amount of cash (without interest) equal to the sum of (1) the product of (x) the Series B Preferred Preference Per Share multiplied by (y) the Aggregate Cash Percentage plus (2) the Per Share Cash Residual Amount (collectively, the “Series B Cash Consideration Per Share”), and
               (2) a number of shares of Parent Common Stock equal to the sum of (1) the quotient obtained by dividing (x) the product of (I) the Series B Preferred Preference Per Share multiplied by (II) the Aggregate Stock Percentage by (y) the Trading Price, plus (2) the Per Share Stock Amount (subject, in each case to Sections 2.7(e), (f), (i) and (j)) (the “Series B Stock Consideration Per Share”); and
               (iii) each outstanding share of Company Common Stock shall be converted automatically into the right to receive:
               (1) an amount of cash (without interest) equal to the Per Share Cash Residual Amount (the “Common Cash Consideration Per Share”), and
               (2) a number of shares of Parent Common Stock equal to the Per Share Stock Amount (subject, in each case to Sections 2.7(e), (f), (i) and (j)) (the “Common Stock Consideration Per Share”).

For purposes of calculating the amount of Merger Consideration payable to each Effective Time Company Stockholder pursuant to this Section 2.7(d), all amounts payable in cash to such Effective Time Company Stockholder shall be aggregated and rounded up to the nearest whole cent and subject to Section 2.7(f), all shares of parent Common Stock payable to such Effective Time Company Stockholder shall be aggregated and rounded down to the nearest whole share. As used in this Agreement, “Merger Consideration” shall mean the Series A Cash Consideration Per Share, the Series A Stock Consideration Per Share, the Series B Cash Consideration Per Share, the Series B Stock Consideration Per Share, the Warrant Cash Consideration Per Share, the Warrant Stock Consideration Per Share, the Common Cash Consideration Per Share and the Common Stock Consideration Per Share, in each case to be received by the Effective Time Company Stockholders and the holders of the Company Warrants and Company Convertible Notes pursuant to this Agreement.
          (e) Alternative Consideration. On or prior to the date that is five (5) calendar days prior to the date which Parent reasonably anticipates will be the Closing Date (such date, the “Stock Price Measurement Date”), if the Measurement Price is less than $20.00 per share, or if the Parent otherwise determines to deliver the Merger Consideration in all cash, then, Parent, in its sole and absolute discretion, may provide notice (the “Election Notice”) to the Company that the Merger Consideration otherwise payable to Effective Time Company Stockholders pursuant to Section 2.7(d) shall be as provided in the next sentence. If the Election Notice is delivered by Parent, notwithstanding anything to the contrary in this Agreement, in lieu of the amounts of Series A Stock Consideration Per Share, Series B Stock Consideration Per Share, Common Stock Consideration Per Share or Warrant Stock Consideration Per Share, as applicable, determined in accordance with Section 2.7(d) and in addition to the Series A Cash Consideration Per Share, Series B Cash Consideration Per Share, Common Cash Consideration Per Share or Warrant Stock Consideration Per Share, as applicable, determined in accordance with Section 2.7(d):
               (i) each outstanding share of Company Common Stock shall be converted into the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) Common Stock Consideration Per Share by (y) the Trading Price;
               (ii) each outstanding share of Company Series A Preferred Stock shall be converted into the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) Series A Stock Consideration Per Share by (y) the Trading Price;
               (iii) each outstanding (or which would be outstanding upon conversion of the Company Convertible Notes) share of Company Series B Preferred Stock shall be converted into the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) Series B Stock Consideration Per Share by (y) the Trading Price; and
               (iv) each outstanding Company Warrant shall be converted into the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) Warrant Stock Consideration Per Share by (y) the Trading Price.
          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital

Stock, Company Warrants or Company Convertible Notes that would otherwise be entitled to a fraction of a Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Stock Certificate(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.12, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 2.7(i) which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Trading Price.
          (g) Treatment of Company Options.
               (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Options, each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, will be assumed by Parent and converted automatically into an option to purchase Parent Common Stock (“Assumed Options”) as set forth below. Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the agreements evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that (A) such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by the (2) the Option Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Effective Time, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 409A of the Code.
               (ii) Prior to the Effective Time, and subject to the review and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions anticipated by Section 2.7(g)(i) under the Company Option Plan and all Company Option agreements and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby. Materials to be submitted to the holders of Company Options in connection with any notice required under this Section 2.7(g)(ii) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned. Promptly following the Closing, Parent shall issue to each holder of a Company Option that was assumed by Parent pursuant to Section 2.7(g)(i) a document evidencing the assumption of such Company Option by Parent.
               (iii) Following the Effective Time, Parent will be able to grant stock awards, to the extent permissible by applicable Law and Nasdaq regulations, under the terms of the Company Option Plan or the terms of another plan adopted by Parent to issue the reserved but unissued shares of Company Common Stock under such Company Option Plan and the shares that would otherwise return to the Company Option Plan pursuant to Section 3.3 thereof (which provides that shares of Company Common Stock subject to unexercised portions of any award granted thereunder that expires, terminates or is canceled, and shares of Company Common Stock issued pursuant to an award that are reacquired by Parent pursuant to the terms of the award under which such shares were issued, will return and may be used for awards to be granted under the Company Option Plan), except that (i) shares of Company Common Stock covered by such awards will be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock will be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Notwithstanding the foregoing, neither the Company, nor any Company Stockholder, nor any holder of a Company Option, makes any representation or warranty or shall have any obligation or any liability whatsoever, including without limitation any indemnification obligation under this Agreement, or be required to take any action with respect to or arising out of this Section 2.7(g)(iii).
          (h) Treatment of Company Warrants; Company Convertible Notes.
               (i) Parent shall not assume any Company Warrants in connection with the transactions contemplated hereby. At the Effective Time, each Company Warrant then outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement, represent the right to receive (subject to the holdback of the Escrow Amount) with respect to each share of Company Series B Preferred Stock then subject to purchase under such Company Warrant:
               (1) an amount of cash (without interest) equal to the Per Share Cash Residual Amount (the “Warrant Cash Consideration Per Share”), and
               (2) a number of shares of Parent Common Stock equal to the Per Share Stock Amount (subject, in each case to Sections 2.7(e), (f), (i) and (j)) (the “Warrant Stock Consideration Per Share”).
Prior to the Effective Time, and subject to the review and approval of Parent (which will not be unreasonably withheld, delayed or conditioned), the Company shall take all commercially reasonable actions necessary to effect the transactions anticipated by this Section 2.7(h) under all Company Warrant agreements, including delivering notices required thereby.
               (ii) Parent shall not assume any Company Convertible Notes in connection with the transactions contemplated hereby. Immediately prior to the Effective Time, each Company Convertible Note then outstanding shall be treated as if it were converted into shares of Company Series B Preferred Stock pursuant to the terms of such Company Convertible Note, and at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, subject to the terms and conditions set forth in this Agreement, shall represent the right to receive (subject to the holdback of the Escrow Amount) with respect to each share of

Company Series B Preferred Stock into which the Company Convertible Note is deemed to have converted, the Series B Cash Consideration Per Share and the Series B Stock Consideration Per Share.
          (i) Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any portion of the Closing Adjusted Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Convertible Note, a Company Option or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign tax Law or under any applicable legal requirement, including any federal or state income tax withholding as a result of the exercise of a Company Option prior to the Effective Time. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid, and Parent or the Surviving Corporation will promptly pay such amounts to the applicable taxing authority and will provide prompt written notice of such payment to the Effective Time Company Stockholder. Any such withholding shall be satisfied first by reducing the amount of the cash portion of the Merger Consideration payable to such Person hereunder, and to the extent the amount of required withholding exceeds the cash consideration payable to the Person, then by reducing the number of shares of Parent Common Stock issuable to such Person hereunder (such number of shares to be determined using the Trading Price).
          (j) Stockholder Loans. To the extent that any Effective Time Company Stockholder has outstanding loans from the Company as of the Effective Time, the Merger Consideration payable pursuant to this Section 2.7 to such Effective Time Company Stockholder shall be reduced in equal proportions of cash and shares of Parent Common Stock by an amount equal to the sum of the outstanding principal plus any accrued but unpaid interest of such Effective Time Company Stockholder’s loans as of the Effective Time. Such loans shall be deemed fully satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.7(j). To the extent that any consideration otherwise payable to such Effective Time Company Stockholder is so reduced, such amount shall be treated for all purposes as having been paid to such Effective Time Company Stockholder.
     2.8 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by an Effective Time Company Stockholder, who has not effectively withdrawn or lost such Effective Time Company Stockholder’s dissenters or appraisal rights under Delaware Law with respect to such shares of Company Capital Stock (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such shares of Company Capital Stock pursuant to Section 2.7, but in lieu thereof, such stockholder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters or appraisal rights under Delaware Law, then, as of the later of the

Effective Time and the occurrence of such event, such holder’s shares shall cease to be Dissenting Shares and will automatically be converted into and represent only the right to receive the applicable Merger Consideration for such shares of Company Capital Stock pursuant to Section 2.7, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent (not to be unreasonably withheld). Notwithstanding the foregoing, to the extent that Parent or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.7 of this Agreement (assuming payment in full of each Effective Time Company Stockholder’s Pro Rata Portion of the Escrow Amount) or (ii) incurs any Losses in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.
     2.9 Determination of Final Working Capital.
          (a) Preliminary Working Capital; Unpaid Indebtedness and Expenses.
               (i) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (A) an unaudited consolidated balance sheet of the Company as of the Closing Date (the "Company’s Closing Company Balance Sheet”); (B) a statement setting forth the Company’s good faith estimate of (1) the Closing Working Capital, (2) the Unpaid Company Indebtedness and (3) the Unpaid Third Party Expenses (such statement, the “Company’s Closing Consideration Statement”); and (C) the Company’s calculation of the Closing Adjusted Merger Consideration based upon the Company’s Closing Consideration Statement, with each such amount set forth in a separate section. The Company’s Closing Company Balance Sheet (x) shall be prepared in accordance with GAAP (except that the Company’s Closing Company Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials, and (y) shall fairly and accurately present the Company’s good faith estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date. Notwithstanding the foregoing, the calculation of the Closing Working Capital set forth in Company’s Closing Consideration Statement shall treat as fully paid and not outstanding (1) any Unpaid Company Indebtedness and (2) any Unpaid Third Party Expenses, in each case to the extent such amounts are otherwise included or accounted for in the Company’s Closing Consideration Statement or the Closing Adjusted Merger Consideration.

          (b) Final Working Capital; Unpaid Indebtedness and Expenses.
               (i) Parent may (in its sole and absolute discretion) within sixty (60) calendar days following the Closing Date, prepare (or cause to be prepared) and deliver to the Stockholder Representative (A) an unaudited consolidated balance sheet of the Company as of the Closing (“Parent’s Closing Company Balance Sheet”); and (B) a statement setting forth Parent’s calculation of (1) the Closing Working Capital, (2) the Unpaid Company Indebtedness and (3) the Unpaid Third Party Expenses, with each such amount set forth in a separate section (such statement, the "Parent’s Closing Consideration Statement”). Parent’s Closing Company Balance Sheet (x) shall be prepared in accordance with GAAP (except that Parent’s Closing Company Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials and the Company’s Closing Company Balance Sheet, and (y) shall fairly and accurately present Parent’s good faith estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date. Notwithstanding the foregoing, the calculation of Closing Working Capital set forth in Parent’s Closing Consideration Statement shall treat as fully paid and not outstanding (1) any Unpaid Company Indebtedness and (2) any Unpaid Third Party Expenses, in each case to the extent such amounts are or were otherwise included or accounted for in the calculation of the Closing Adjusted Merger Consideration or Parent’s Closing Consideration Statement.
               (ii) In the event that Parent is not required, and does not elect, to deliver Parent’s Closing Company Balance Sheet or Parent’s Closing Consideration Statement pursuant to this Section 2.9(b), for all purposes of and under this Agreement, “Final Closing Working Capital” shall equal the Estimated Closing Working Capital, “Final Unpaid Company Indebtedness” shall equal the Estimated Unpaid Company Indebtedness and “Final Unpaid Third Party Expenses” shall equal the Estimated Unpaid Third Party Expenses.
               (iii) In the event that the Stockholder Representative shall disagree with any item(s) or amount(s) set forth in Parent’s Closing Company Balance Sheet or Parent’s Closing Consideration Statement, within forty-five (45) calendar days following his receipt of Parent’s Closing Company Balance Sheet and Parent’s Closing Consideration Statement, the Stockholder Representative may deliver a notice of such disagreement (a “Notice of Dispute”) setting forth, in reasonable detail, to the extent known to the Stockholder Representative and for which the Stockholder Representative has access to the necessary information, (A) each item, amount or methodology so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such item or amount, and (C) the Stockholder Representative’s good faith estimate of Closing Working Capital, Unpaid Company Indebtedness and Unpaid Third Party Expenses after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount. The Stockholder Representative shall be deemed to have irrevocably consented and agreed, for and on behalf of the Effective Time Company Stockholders, to Parent’s Closing Consideration Statement if the Stockholder Representative shall fail to deliver a Notice of Dispute, pursuant to this Section 2.9(b)(iii), prior to the expiration of the foregoing forty-five (45) calendar day period. In the event that the Stockholder Representative shall deliver to Parent a Notice of Dispute pursuant to this Section 2.9(b)(iii), the parties shall work in good faith to resolve and negotiate any disputed item(s), amount(s), methodologies and other matters that may arise in order to determine the actual Closing Working Capital, Unpaid Company Indebtedness and Unpaid Third Party Expenses.
               (iv) In the event that Parent and the Stockholder Representative shall reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all disputed items, amounts, methodologies and any other matters that may arise then:
                    (1) Parent and the Stockholder Representative shall execute a memorandum setting forth the resolved item(s) and/or amount(s), and the Closing Working Capital, Unpaid Company Indebtedness and/or Unpaid Third Party Expenses (as applicable), as calculated based on the resolved item(s), amount(s), methodologies and other matters; and
                    (2) The “Final Closing Working Capital” shall be equal to the Closing Working Capital as so agreed by Parent and the Stockholder Representative, “Final Unpaid Company Indebtedness” shall equal the Unpaid Company Indebtedness as so agreed by Parent and the Stockholder Representative, and “Final Unpaid Third Party Expenses” shall equal the Unpaid Third Party Expenses as so agreed by Parent and the Stockholder Representative.
               (v) In the event that Parent and the Company are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute delivered within the time-period set forth in clause (b)(iii) above, on all of the disputed item(s), amount(s), methodologies and other matters that may arise, then:
                    (1) if applicable, Parent and the Stockholder Representative shall execute a memorandum setting forth (1) the resolved item(s), amount(s), methodologies and other matters, if any, and (2) the item(s), amount(s), methodologies and other matters that remain in dispute following such negotiations;
                    (2) Parent and the Stockholder Representative shall submit all remaining disputed item(s) and amount(s) with respect to the Closing Working Capital, Unpaid Company Indebtedness and/or Unpaid Third Party Expenses (as applicable) to an accounting firm of national reputation that is mutually agreeable to Parent and the Stockholder Representative (“Accountant”) for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, take commercially reasonable efforts to provide full cooperation to Accountant. Accountant shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts as to which there is a dispute between Parent and the Stockholder Representative, and (3) be instructed to use best efforts to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision (such proceeding, the “Accountant Arbitration”). In the event that Parent and the Stockholder Representative submit any disputed item(s), amount(s), methodologies or other matters to Accountant pursuant to this Section 2.9(b)(v), each such party may submit a “position paper” to Accountant setting forth the position of such party with respect to any such disputed item, amount, methodologies and other matters, which shall be considered by Accountant as it deems appropriate. All expenses relating to the engagement of Accountant

(the “Accountant Expenses”) shall be borne proportionally by Parent, on the one hand, and the Effective Time Company Stockholders, on the other hand, based on the difference between (x) the Closing Working Capital, Unpaid Company Indebtedness and Unpaid Third Party Expenses (as applicable) proposed by Parent and the Stockholder Representative, respectively, and (y) the Closing Working Capital, Unpaid Company Indebtedness and Unpaid Third Party Expenses (as applicable) finally determined by the Accountant. To the extent any Accountant Expenses are the responsibility of the Effective Time Company Stockholders, such expenses shall be paid out of the Escrow Fund (and the Stockholder Representative and Parent shall each instruct the Escrow Agent to release such expenses to the Accountant). Accountant shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Parent and the Stockholder Representative.
                    (3) The “Final Closing Working Capital”, “Final Unpaid Company Indebtedness” and “Final Unpaid Third Party Expenses” shall be equal to the Closing Working Capital, Unpaid Company Indebtedness and Unpaid Third Party Expenses, in each case, determined based upon: (x) the agreement of Parent and the Stockholder Representative in respect of any disputed items, amounts, methodologies and other matters, as set forth in the memorandum delivered by Parent and the Stockholder Representative pursuant to clause (1) of this Section 2.9(b)(v), in respect of each item, amount, methodology or other matter that is agreed upon by Parent and the Stockholder Representative; and (y) the resolution of any disputed items or amounts resolved by Accountant as provided in clause (2) of this Section 2.9(b)(v).
               (vi) The “Shortfall Amount” shall mean the sum of (1) if (x) the lesser of (I) the amount of the Working Capital Target Amount and (II) the amount of the Estimated Closing Working Capital exceeds (y) the amount of the Final Closing Working Capital, the amount of such excess, plus (2) the amount of Excess Unpaid Third Party Expenses, plus (3) the amount of Excess Unpaid Company Indebtedness.
     2.10 Payment Procedures.
          (a) Escrow Amount Deposit. At the Effective Time, Parent shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount on behalf of each Effective Time Company Stockholder. As a result, the Series A Cash Consideration Per Share, the Series B Cash Consideration Per Share, the Warrant Cash Consideration Per Share and the Common Cash Consideration Per Share, as the case may be, to which each Effective Time Company Stockholder is entitled to receive pursuant to Section 2.7(d) and Section 2.7(h) shall be reduced by an amount obtained by multiplying (x) such Effective Time Company Stockholder’s Pro Rata Portion by (y) the Escrow Amount, rounded to the nearest cent.
          (b) Closing Payments.
               (i) Within three (3) Business Days after the Closing Date, Parent shall, or Parent shall cause its Transfer Agent to, mail a letter of transmittal, in form and substance reasonably satisfactory to the Company and the Stockholder Representative (the “Letter of Transmittal”), to each Effective Time Company Stockholder at the address set forth opposite each such Effective Time Company Stockholder’s name on the Spreadsheet.

               (ii) Upon surrender of (A) a certificate representing their respective shares of Company Capital Stock, if any, or such other document(s) representing their right to receive their respective shares of Company Capital Stock, if any, or an affidavit in accordance with Section 2.12, (B) a Company Warrant or (C) a Company Convertible Note, as the case may be (collectively, the “Company Stock Certificates”), for cancellation to Parent, together with the Letter of Transmittal, duly completed and executed in accordance with the instructions thereto, the holder of such Company Capital Stock, Company Warrant or Company Convertible Note shall be entitled to receive from Parent in exchange for the Company Stock Certificate(s), that portion of the Merger Consideration into which the shares of Company Capital Stock, Company Warrant or Company Convertible Note held by such holder have been converted pursuant to Section 2.7. Upon the surrender of any such Company Stock Certificate(s), if any, the Company Stock Certificate(s) so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable in exchange for shares of Company Capital Stock, Company Warrant or Company Convertible Note (without interest) into which such shares of Company Capital Stock, Company Warrant or Company Convertible Note shall have been converted pursuant to Section 2.7.
          (c) Post-Closing Payments. As soon as practicable following the determination of all or any portion of the Shortfall Amount, the following procedures shall apply:
               (i) To the extent that the Shortfall Amount is less than or equal to the amount of the Allocated Escrow Basket (the portion of the Shortfall Amount up to and including the Allocated Escrow Basket, the “Initial Shortfall Amount”), the Escrow Agent shall promptly release (and the Stockholder Representative and Parent shall each instruct the Escrow Agent to release) an amount of cash held in the Escrow Fund equal to the Initial Shortfall Amount by wire transfer of immediately available funds to an account designated in writing by Parent to the Escrow Agent.
               (ii) If the Shortfall Amount exceeds the amount of the Allocated Escrow Basket (such amount in excess of the Allocated Escrow Basket, the “Excess Shortfall Amount”), in Parent’s sole and absolute discretion, either:
                    (1) the Escrow Agent shall promptly release (and the Stockholder Representative and Parent shall each instruct the Escrow Agent to release) both the Allocated Escrow Basket and the Excess Shortfall Amount from the Escrow Fund by wire transfer of immediately available funds to an account designated in writing by Parent to the Escrow Agent; or
                    (2) the Escrow Agent shall promptly release (and the Stockholder Representative and Parent shall each instruct the Escrow Agent to release) an amount of cash held in the Escrow Fund equal to the Allocated Escrow Basket by wire transfer of immediately available funds to an account designated in writing by Parent to the Escrow Agent and the Company Stockholders shall promptly pay to Parent, in accordance with their respective Pro Rata Portions, an aggregate amount of cash equal to the Excess Shortfall Amount; provided, however, that if any Company Stockholder shall fail to so pay its respective Pro Rata

Portion of the Excess Shortfall Amount pursuant to and in accordance with this clause (2), Parent may (in its sole and absolute discretion) either commence legal proceedings to specifically enforce the terms of this clause (2) against such Company Stockholder and/or instruct the Escrow Agent to release from the Escrow Fund and deliver to Parent the difference between the Excess Shortfall Amount and the amount of money actually received by Parent from the Company Stockholders pursuant to this clause (2).
          (d) No Payments Until Company Stock Certificates Surrendered; Uncertificated Shares. To the extent that a Company Stock Certificate has been issued to a holder, no portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock, Company Warrants or Company Convertible Notes formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate (or complied with Section 2.12) together with a Letter of Transmittal pursuant hereto. To the extent that a Company Stock Certificate was not issued to a holder with respect to their shares of Company Capital Stock, Company Warrants or Company Convertible Notes, the Merger Consideration shall be paid to such holder with respect to such Company Capital Stock, Company Warrants or Company Convertible Notes upon such holder certifying in the Letter of Transmittal that it never was issued a Company Stock Certificate.
          (e) Transfers of Ownership. If any Merger Consideration is to be disbursed pursuant to Section 2.7(d) to a Person other than the Person whose name is reflected on the Company Stock Certificate, if any, surrendered in exchange therefor, it will be a condition of the issuance or delivery of the Merger Consideration in respect of such Company Stock Certificate that the Company Stock Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have provided to Parent or any agent designated by it reasonable evidence that any applicable transfer or other taxes have been paid.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of Parent, the Surviving Corporation, the Stockholder Representative or any other party hereto shall be liable to a holder of any shares of Company Capital Stock, Company Warrant or Company Convertible Note for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     2.11 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock, Company Warrants or Company Convertible Notes in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Warrants or Company Convertible Notes and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Warrants or Company Convertible Notes which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.12 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a reasonable bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.
     2.13 Additional Adjustments to Merger Consideration. The per share amounts of the Merger Consideration payable to holders of Company Capital Stock, the Company Warrants and the Company Convertible Notes and any other applicable numbers or amounts, shall be adjusted as necessary to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock or Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows; (provided, however, that any information disclosed in the Disclosure Schedule under any section, subsection, paragraph or clause shall be deemed disclosed and incorporated into any other section, subsection, paragraph or clause where the relevance of such exception to another representation or warranty would be reasonably apparent from the face of the disclosure (without having to refer to the underlying documents being disclosed):
     3.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of

the Company has not approved any amendment to any of the Charter Documents that are not otherwise reflected therein or contemplated by this Agreement.
          (b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
          (c) Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Current Employees or facilities or otherwise conducts operations.
     3.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of Sixty Million (60,000,000) shares of Common Stock, of which One Million Seventy-Nine Thousand Four Hundred Twenty-Nine (1,079,429) shares are issued and outstanding as of the date hereof, and Twenty Million (20,000,000) shares of Company Preferred Stock, of which Five Million Two Hundred Fifty Thousand (5,250,000) shares are issued and outstanding as of the date hereof. All of the outstanding shares of Company Preferred Stock are designated as Company Series A Preferred Stock or Company Series B Preferred Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. As of the date hereof, the Company Capital Stock is held of record by the Persons and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule, which further sets forth for each such Person the number of shares held of record, class and/or series of such shares and the number of the applicable Company Stock Certificate, if any, representing such shares and each such Person’s address as set forth in the Company’s records. All outstanding shares of Company Capital Stock were duly authorized, validly issued, fully paid and non-assessable. The Company Capital Stock is not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, other than pursuant to the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 30, 2007 (the “Co-Sale Agreement”) and the Company’s the Investor Rights Agreement, dated as of June 30, 2007 (the “IRA”).
          (b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not suffered or incurred any claim or loss, or received a notice or, to the Company’s knowledge, threat of a claim or loss, to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock. No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Series A Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than as set forth in

Section 3.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding as of the date hereof.
          (c) As of the date hereof, the Company has no outstanding Company Restricted Shares.
          (d) Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved as of the date hereof Three Million Nine Hundred Nineteen Thousand One Hundred Seventy (3,919,170) shares of Company Common Stock for issuance to Employees and directors of and consultants to the Company upon exercise of awards granted under the Company Option Plan, of which (i) Three Million Four Hundred Nineteen Thousand Five Hundred and Seven (3,419,507) shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised stock options granted under the Company Option Plan and (ii) Four Hundred Ninety-Nine Thousand Six Hundred Sixty-Seven (499,667) shares remain available for future grant. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option as of the date hereof, the name of the holder of such Company Option, the address of such holder Company Option as reflected in the Company’s books and records, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the date of grant of such Company Option, and the vesting schedule for such Company Option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a summary description of any such acceleration provisions). As of the date hereof, all Company Options are nonstatutory stock options and do not qualify as incentive stock options as defined under Section 422 of the Code. True and complete copies of any stock option agreements evidencing Company Options issued under the Company Option Plan have been made available to Parent or its representatives, and such agreements and instruments have not been amended, modified or supplemented and, other than as contemplated by this Agreement, there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent or its representatives. All holders of Company Options are Current Employees of the Company as of the date hereof.
          (e) There are no outstanding stockholder loans as of the date hereof. As of the date hereof, an aggregate of 33,333 shares of Company Series B Preferred Stock (or such other shares of the Company to be issued in any Qualified Financing (as defined in the Company Warrants)) are issuable upon the exercise of outstanding Company Warrants. As of the date hereof, the Company Convertible Notes have an outstanding aggregate principal amount of $1,000,000, accrue interest at a rate of 10% per annum, and are convertible into shares of Series B Preferred Stock (or such other shares of the Company to be issued in any Qualified Financing (as defined in the Company Convertible Notes)) at a conversion rate of $3.00 per share.
          (f) Except for the outstanding Company Series A Preferred Stock, Company Series B Preferred Stock, Company Convertible Notes, Company Options and Company Warrants described above, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than as contemplated or required by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated or required by this Agreement or the Related Agreements or pursuant to the Co-Sale Agreement and the IRA, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party. Other than the Co-Sale Agreement and the IRA, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.
          (g) The information contained in the Spreadsheet will be true and correct in all material respects as of the Closing Date (other than address information, which is based solely on the Company’s books and records) and the allocation of the Closing Adjusted Merger Consideration as set forth in the Spreadsheet will be consistent in all material respects with the Charter Documents.
     3.3 Subsidiaries.
          (a) Section 3.3(a) of the Disclosure Schedule lists each Subsidiary of the Company as of the date hereof.
          (b) Other than the Subsidiaries listed in Section 3.3(a) of the Disclosure Schedule, the Company does not have any Subsidiaries and does not otherwise own, and has not owned, ten (10) percent or more of the shares of capital stock of, or equity interest in, or otherwise control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person.
     3.4 Authority.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, consummate the Merger and the other transactions contemplated hereby to which it is a party. The execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by it of the Merger and the other transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate actions on the part of the Company and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby to which it is a party, other than the Requisite Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Escrow Agent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
          (b) Prior to the execution and delivery of this Agreement by the Company, the Board of Directors of the Company unanimously adopted resolutions (i) determining that the terms of the Merger are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby to which the Company is a party and (iii) recommending that the Company Stockholders adopt this Agreement.
          (c) The affirmative vote or written consent of (i) the holders of a majority of the outstanding Company Common Stock and the Company Series A Preferred Stock, voting together and on an as-converted basis for the Company Series A Preferred Stock as provided for in the Certificate of Incorporation, and (ii) the holders of a majority of the Company Series A Preferred Stock, voting as a separate class ((i) and (ii) together, the “Requisite Stockholder Approval”), are the only votes of the holders of any class or series of the Company Capital Stock necessary, under applicable Law or otherwise, to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby to which the Company is a party (collectively, the "Company Voting Proposals”).
     3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (a) conflict with or result in any material violation of any provision of the Charter Documents (b) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (any such event, a “Conflict”) any Material Contract, or (c) conflict with or result in any material violation of any judgment, order, decree binding on, or material statute, law, ordinance, rule or regulation applicable to, the Company or any of its properties or assets (whether tangible or intangible). Section 3.5 of the Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state or local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation by the Company of the Merger or the other transactions contemplated hereby and thereby, except for (a) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware, (b) the adoption of this Agreement by the Requisite Stockholder Approval, (c) the filing of notification and report forms with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act or any other foreign merger control regulations (“Foreign Antitrust Laws”), (d) the issuance by the California Commissioner of Corporations (the "California Commissioner”) of the permit (the “California Permit”) under Section 25121 of the California Corporate Securities Law of 1968, as amended, and the rules and regulations promulgated thereunder (“California Securities Law”) for the qualification of the offer and sale of the Parent Common Stock as part of the Merger Consideration, (e) the consents, waivers and approvals listed in Section 3.6 of the Disclosure Schedule, and (f) any such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or materially adversely affect the ability of the Company to consummate the Merger on or before the Final Date.
     3.7 Company Financial Statements.
          (a) Section 3.7(a)(i) of the Disclosure Schedule sets forth the Company’s unaudited consolidated balance sheet as of June 30, 2007 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three months then ended (the “Interim Financials”). Section 3.7(a)(ii) of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of December 31, 2004, 2005 and 2006 and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve-month periods ended December 31, 2004, 2005, and 2006 (the “Audited Financials”, and together with the Interim Financials, the “Financials”). The Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as noted therein and that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal recurring year-end adjustments and the absence of footnotes. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "Current Balance Sheet.”
          (b) Schedule 3.7(b) sets forth the Company’s financial forecast as of June 30, 2007 (the "Forecast”). The Company does not represent or warrant that the Forecast will prove to be accurate in any respect; provided, however, that the Company does represent that the Forecast were made in good faith.
     3.8 No Undisclosed Liabilities. The Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency or guaranty of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Financials in accordance with GAAP), except for those which (a) have been reflected on the Current Balance Sheet or (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

     3.9 No Changes. Except as contemplated or required by this Agreement or as consented to by Parent in writing pursuant to Article V, during the period from the Balance Sheet Date to the date of this Agreement, and during the period from and after the Date of this Agreement to the Closing Date, there has not been, occurred or arisen any:
          (a) material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) modification, amendment or change to the Charter Documents;
          (c) expenditure, transaction or commitment exceeding $35,000 individually or $150,000 in the aggregate by the Company;
          (d) payment, discharge, waiver or satisfaction, in any amount in excess of $35,000 in any one case, or $150,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against on the Current Balance Sheet;
          (e) material destruction of, damage to, or loss of any material assets (whether tangible or intangible and whether or not covered by insurance), material business or material customer of the Company;
          (f) material employment dispute, including material claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;
          (g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material election in respect of Taxes other than in the ordinary course of business, adoption or change in any material accounting method in respect of Taxes other than in the ordinary course of business, agreement or settlement of any claim or assessment in respect of material Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than by reason of filing a Return within an automatically extended filing period);
          (i) revaluation by the Company of any material portion of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) (i) increase in or other material change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers or directors or any material increase in or other material change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its Current Employees or consultants or (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its officers or directors or declaration, payment or commitment or obligation of any kind for the material payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its Current Employees or consultants;
          (l) entering into any Material Contract or any termination, extension, amendment or modification of the terms of any Material Contract;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of business consistent with past practice;
          (n) loan by the Company to any Person (except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;
          (o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for obligations to reimburse Employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;
          (p) waiver or release of any material right or claim of the Company, including any waiver, release or other compromise of any material account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, written notice or, to the knowledge of the Company, threat or other notice of any lawsuit or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets;
          (r) written notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of any of the Company Material Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property;

          (s) issuance, grant, delivery, sale or purchase of, or proposal, Contract to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Company Option Plan;
          (t) other than entering into (y) non-exclusive licenses and related agreements with respect thereto of the Company Products with a retail value (i.e. full price on Company’s standard price list) of less than $35,000 to end users pursuant to written agreements in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments (which are included in Section 3.14(k) of the Disclosure Schedule) or that, if different from the standard form, do not contain any terms that are materially less favorable to the Company than the corresponding term of the standard form, or (z) agreements relating solely to licensing of Shrink-Wrapped Code to the Company for its own use entered into in the ordinary course of business: (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person involving aggregate payments by the Company in excess of $150,000, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party involving aggregate payments by the Company in excess of $150,000, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;
          (u) a Company Material Adverse Effect;
          (v) purchase or sale of any interest in real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;
          (w) acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company;
          (x) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company standard at will offer letter);
          (y) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company;

          (z) any action to accelerate the vesting schedule of any Company Options or Company Common Stock;
          (aa) promotion, demotion or termination or other change to the employment status or title of any Current Employee;
          (bb) alteration of any interest of the Company in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any ownership interest;
          (cc) cancellation, amendment or renewal of any insurance policy of the Company;
          (dd) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $35,000 individually or $150,000 in the aggregate; or
          (ee) agreement by the Company to do any of the things described in the preceding clauses (a) through (dd) of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).
     3.10 Accounts Receivable.
          (a) The Company has made available to Parent or its representatives a list of all accounts receivable, whether billed or unbilled, of the Company as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable, whether billed or unbilled, of the Company reflected on the Current Balance Sheet arose, and any to be reflected on the Company’s Closing Company Balance Sheet will have arisen, in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, to the knowledge of the Company are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No Person has any Lien on any accounts receivable of the Company and no written request or Contract for material deduction or discount has been made with respect to any accounts receivable of the Company.
     3.11 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, "Taxes” shall mean (i) any and all federal, state, provincial, local and foreign taxes and other similar governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, social security, unemployment, workers’ compensation, recapture, employment, excise and property or other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (b) Tax Returns and Audits.
               (i) The Company has (a) timely filed all required federal, state, provincial, local and foreign returns, estimates, information statements, elections, forms, transfer pricing studies and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable Law, in all material respects, and (b) timely paid all material Taxes required to be paid, whether or not shown to be due on such Returns.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties and from any related Person, all federal, state, provincial and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld by the Company, and have timely paid such withheld Taxes over to the appropriate authorities.
               (iii) There is no Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed in writing, against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that remains outstanding.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination that has not commenced.
               (v) The Current Balance Sheet sets forth, in accordance with GAAP, the liabilities of the Company for Taxes due as of the Balance Sheet Date and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.
               (vi) The Company has made available to Parent or its representatives, copies of all Returns for the Company filed for all periods since the period beginning January 1, 2003.
               (vii) There are (and immediately following the Merger Closing Date there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet delinquent.
               (viii) None of the Company’s assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

               (ix) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, other than standard provisions in leases or other contracts with customers, suppliers or other third parties entered into in the ordinary course of business, and (c) no liability for the Taxes of any Person (other than Company), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, other than by reason of standard provisions in leases or other contracts with customers, suppliers or other third parties entered into in the ordinary course of business.
               (x) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (xii) The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable Law), (b) installment sale or open transaction disposition or (c) prepaid amount.
               (xiv) The Company has made available to Parent or its representatives all documentation relating to, and is in compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.
               (xv) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

     3.12 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business or competing with any Person.
     3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or that is otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”).
          (b) The Company has made available to Parent or its representatives true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default by the Company or, to the knowledge of the Company, by any other party thereto (or, to the knowledge of the Company, event which with notice or lapse of time, or both, would constitute a default) and no lease payments are past due. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business and that is material to its business, free and clear of any Liens, except (i) as reflected on the Current Balance Sheet, (ii) Liens for Taxes not yet delinquent, and (iii) such imperfections of title and encumbrances, if any, which would not have a material and adverse effect on the use, value or operation of such assets subject thereto.
          (d) The material items of equipment owned or leased by the Company are generally in good operating condition and repair, subject to normal wear and tear.
3.14 Intellectual Property.
          (a) The Company is the exclusive owner of all Company Intellectual Property that is incorporated or embodied in any of the Core Products and, to the knowledge of the Company, all other Company Intellectual Property.
          (b) Section 3.14(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by the Company (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court or tribunal (including the United States

Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) of which the Company has received notice and of which any of the Company Registered Intellectual Property is a subject.
          (c) All necessary registration, maintenance and renewal fees owing in connection with Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property that is not an application is subsisting and, to the knowledge of the Company, valid. There are no actions that must be taken by any Person within 120 days after of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
          (d) Section 3.14(d) of the Disclosure Schedule lists (by name and version number) all Core Products. The Company has not, in the prior three years, distributed, licensed or otherwise commercially exploited any software products or provided any service offerings for which the Company has been paid any fees other than (i) the Core Products (and any services provided by in-house client service managers relating to subscriptions of Core Products) and (ii) any Software or services provided by the Company’s Otto Digital unit in connection with client service engagements in which Otto Digital has been engaged provide specific deliverables for a customer that do not include any part of the Core Products.
          (e) All Company Intellectual Property that is incorporated or embodied in any of the Core Products and, to the knowledge of the Company, all other Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent (assuming the Surviving Corporation transfers to the Parent sufficient rights to do so) without restriction and without payment of any kind to any third party, in each case with respect to any Contract or other legal obligation to which the Company is a party or is otherwise legally bound prior to Closing.
          (f) All Company Intellectual Property that is incorporated or embodied in any of the Core Products and, to the knowledge of the Company, all other Company Intellectual Property (including all Company Registered Intellectual Property listed in Section 3.14(b) of the Disclosure Schedule), all Non-Core Intellectual Property and all of Company’s rights in all Intellectual Property licensed to the Company, are free and clear of any Liens other than those set forth on Section 3.14(f) of the Disclosure Schedule.
          (g) To the extent that any Company Intellectual Property that is incorporated or embodied in any of the Core Products and, to the knowledge of the Company, all other Company Intellectual Property has been developed or created independently or jointly by any Person other than the Company specifically for the Company and for which the Company directly funded all or a material portion of the development or creation, the Company has obtained a valid and enforceable written assignment from such Person sufficient to transfer all right, title and ownership of such Person (including the right to seek past and future damages)

thereof, with the effect that the Company is the exclusive owner thereof, and has obtained the waiver of all non-assignable Intellectual Property Rights of such Person therein, including all author or Moral Rights, applicable thereto under applicable Law. In the case of any of the foregoing that constitute Company Registered Intellectual Property, the Company, in accordance with applicable Law, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (h) No third party owns or has any ownership rights (contingent or otherwise) to any of the Company Intellectual Property that is incorporated or embodied in any of the Core Products and, to the knowledge of the Company, all other Company Intellectual Property. The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person or (ii) except as the Company may have determined to do in the exercise of reasonable business judgment, permitted the Company’s rights in any Company Intellectual Property to lapse or enter into the public domain.
          (i) The Company has not granted any Person any right, license or permission to use any of the Trademarks which are Company Intellectual Property except for non-exclusive licenses granted in connection with the marketing and sale of Company Products in the ordinary course of business. No Trademarks which are Company Intellectual Property are now involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the knowledge of the Company.
          (j) Other than (i) the public or open source Software listed in Section 3.14(x) of the Disclosure Schedule, (ii) Shrink-Wrap Code and (iii) the Intellectual Property that is the subject of the licenses set forth on Section 3.14(j) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or that, if not owned or licensed to the Company, would be infringed by, the conduct of the Core Business of the Company. As used herein, the “Core Business of the Company” shall mean the business of the Company, as currently conducted by the Company, excluding the design, development, use, modification, distribution, marketing, manufacture, sale or other commercial exploitation of any Non-Core Product or any Non-Core Intellectual Property.
          (k) Other than (i) the open source licenses for the public or open source Software listed in Section 3.14(x) of the Disclosure Schedule, (ii) non-exclusive non-disclosure agreements pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of non-disclosure agreement (each of which is included in Section 3.14(k) of the Disclosure Schedule) or under which no Company Intellectual Property or other material confidential information of the Company was disclosed to the other party to such agreement, (iii) non-exclusive licenses of the Company Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form of end-user license set forth in Section 3.14(m) of the Disclosure Schedule or that, if different in substance from such standard form license, do not include additional or different terms that adversely affect the Company Intellectual Property licensed thereunder in any material respect or that are otherwise materially less favorable to Company than the corresponding term in such standard form license, (iv) any Employee Proprietary Information Agreements into which the Company has entered with any Employee and (v) any Consultant Proprietary Information Agreement into which the Company has entered with any current or former consultant or contractor of the Company, Section 3.14(k) of the Disclosure Schedule lists all unexpired Contracts to which the Company is a party and under which the Company grants or is granted a license, or assigns or is assigned or otherwise obtains ownership of any Intellectual Property.
          (l) No third party that has licensed or otherwise provided Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company that are incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property.
          (m) Other than non-exclusive licenses of the Company Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form of end-user license (which is included in Section 3.14(m) of the Disclosure Schedule) or that, if different in substance from such standard form license, do not include additional or different terms that materially increase the scope of, or that are otherwise materially less favorable to Company with respect to, any warranty, indemnity, reimbursement, guaranty or any other obligation or liability with respect to the infringement or misappropriation of the Intellectual Property Rights of a third party, Section 3.14(m) of the Disclosure Schedule lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.
          (n) There are no material disputes under any Contract between the Company and any other Person with respect to Company Intellectual Property or under any of the licenses set forth in Section 3.14(j) of the Disclosure Schedule (or that fall within exceptions (i) or (ii) of Section 3.14(j) of this Agreement) regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (o) The operation of the Core Business of the Company as it has been and is currently conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Core Product by the Company, but excluding the design, development, use, modification, distribution, marketing, manufacture, sale or other commercial exploitation of any Non-Core Product or any Non-Core Intellectual Property, has not infringed or misappropriated and does not infringe or misappropriate, and will not, when conducted by the Surviving Corporation following the Closing in the same manner as conducted by the Company prior to the Closing (but excluding the design, development, use, modification, distribution, marketing, manufacture, sale or other commercial exploitation of any Non-Core Product or any Non-Core Intellectual Property and excluding any modifications made to the Company Products or Company Intellectual Property or any new developments made by the Surviving Corporation following the Closing), infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received written notice (nor, to Company’s knowledge, any other notice) from any Person claiming that such operation or any act, Company Product or any other product or service offering of the Company or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, excluding any such notice that was received more than three (3) years ago and that relates to a claim that has been fully resolved or is no longer pending.
          (p) Neither this Agreement nor the transactions contemplated by this Agreement to be consummated at the Closing, will result in: (i) Parent, any of its subsidiaries, or the Surviving Corporation granting to any third party under any Contract or other legal obligation to which the Company is a party or is otherwise legally bound prior to Closing any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them (excluding any such right with respect to Intellectual Property Rights owned by or licensed to the Company that became effective independent of this Agreement and the transactions contemplated by this Agreement), (ii) Parent, any of its subsidiaries, the Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses under any Contract or other legal obligation to which the Company is a party or is otherwise legally bound prior to Closing (excluding any non-compete or other material restriction on the operation or scope of the Company’s businesses under any Contract or other legal obligation Company that became effective independent of this Agreement and the transactions contemplated by this Agreement and any limitation on the scope of any license of Intellectual Property Rights owned by a third party that is expressly set forth in a license agreement to which the Company is a party prior to Closing and which has been made available to Parent), or (iii) Parent, any of its subsidiaries, the Surviving Corporation being obligated under any Contract or other legal obligation to which the Company is a party or is otherwise legally bound prior to Closing to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by the Company in the absence of this Agreement or the transactions contemplated hereby (excluding any additional amounts based on increased usage or revenue or other factors that apply equally prior to and after the Closing).
          (q) To the knowledge of the Company, there are no legal opinions to the effect that any of the subject matters of the Company Intellectual Property are or would reasonably be expected to be found invalid or unenforceable, or official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company Intellectual Property are unregistrable.
          (r) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property in any material respect.
          (s) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or, to the extent the Company is obligated to do so, provided by any other Person to the Company including, without limitation, personally identifiable information collected by or received by the Company. Without limiting the foregoing, (i) the Company has had, and has maintained, a policy requiring each Employee who has contributed to the development or creation of any Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for Employees (a copy of which is attached as Schedule 3.14(s)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii) the Company has had, and has maintained, a policy requiring each current and former consultant or contractor who has contributed to the development or creation of any Company Intellectual Property that is incorporated or embodied in the Core Products to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 3.14(s)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all Employees, consultants and contractors of the Company who have contributed to the development or creation of any Company Intellectual Property that is incorporated or embodied in the Core Products have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. All Employees of the Company who have contributed to the development or creation of any Company Intellectual Property and who are or were, at the time of employment, residents of countries that recognize Moral Rights in any Software created by an employee in the course of employment or whose employment relationships are or were governed by applicable Law in countries that recognize Moral Rights in any Software created by an employee in the course of employment have executed written agreements with the Company that waive for the benefit of the Company, all Moral Rights in any works of authorship relating to the business of the Company created by such employees, including but not limited to the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous, to the extent such rights are applicable to any Software created by an employee in the course of employment. To the knowledge of the Company, no Current Employee whose duties or responsibilities are important to the business of the Company is obligated under any Contract or subject to any judgment, decree or order of any court or administrative agency that would materially interfere with the Company in it current businesses or the ability of the Company to consummate the transactions contemplated by this Agreement.
          (t) No Company Intellectual Property or Core Product nor, to the knowledge of the Company, any Non-Core Intellectual Property or any Non-Core Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or reasonably would be expected to adversely affect the validity, use or enforceability of such Intellectual Property or Company Product.
          (u) The Company has the exclusive right to bring actions against any person that is infringing any Company Intellectual Property and, to the knowledge of the Company, any Non-Core Intellectual Property and to retain for itself any damages recovered in any such action.
          (v) To the knowledge of the Company, no (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company (including published or public statements of its Current Employees, agents and representatives) constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law in any material respect.
          (w) (i) No government funding, facilities or resources of a university, college, other educational institution or government or educational research center was used in the development of the Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property or any Non-Core Intellectual Property, and (ii) no Governmental Entity, university, college, other educational institution or government or educational research center has any interest or right in or to any Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any, any other Company Intellectual Property or any Non-Core Intellectual Property. To the knowledge of the Company, no Employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property or any Non-Core Intellectual Property has performed services for the government, a university, college or other educational institution, or a government or educational research center, during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company.
          (x) Except as set forth in Section 3.14(x)(i) of the Disclosure Schedule, no open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license or other public or open source license, or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code, purports to require licensing of other Software combined with such Software, or purports to restrict one’s ability to charge for distribution of Software (collectively “Open Source”), was used in, incorporated into, integrated or bundled with or, except for operating system software, used in the development or distribution of any Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property. The Company is in material compliance with the applicable license terms for each such item of Open Source. Section 3.14(x)(ii) of the Disclosure Schedule sets forth a list of all Open Source that is included in, or provided or distributed with, any Core Product or, to the knowledge of the Company, any other product or service offering generally released by the Company and for each use of Open Source: (i) the applicable license terms, (ii) the applicable Core Product or other product or service offering, (iii) the Person, Internet website or other source from which the Company, to its knowledge, obtained such Open Source and (iv) whether such Open Source has been modified or distributed by the Company. Except as set forth in Section 3.14(x)(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (A) incorporated Open Source into, or combined Open Source with, any Core Product or, to the knowledge of the Company, any other Company Intellectual Property or used Open Source to develop or provide any Core Product or, to the knowledge of the Company, any other Company Intellectual Property, (B) distributed Open Source in conjunction with or for use with any Core Product or, to the knowledge of the Company, any other Company Intellectual Property, or (C) otherwise used Open Source in connection with any Core Product or, to the knowledge of the Company, any other Company Intellectual Property, in each case, in a manner that (x) imposes a requirement or condition that such Core Product or Company Intellectual Property (or any portion thereof) (1) be disclosed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (y) grants or would require the grant of a license to any Person of any Company Intellectual Property.
          (y) Except for the warranties and indemnities contained in Company’s standard form of end-user license set forth in Section 3.14(m) of the Disclosure Schedule, and those Contracts set forth in Section 3.14(y) of the Disclosure Schedule and warranties implied by Law, the Company has not given any warranties or indemnities relating to Company Products. The Company is in compliance in all material respects with all warranties applicable to the Company Products.
          (z) The Company has made available to Parent a schedule of Company’s current plan of Company Product releases, which schedule is included in Section 3.14(z) of the Disclosure Schedule. Section 3.14(z) of the Disclosure Schedule sets forth the current development plans for the services offered or anticipated to be offered by the Company. No representation or warranty is made by the Company with respect to achievement or implementation of such plans.
          (aa) Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any other Person, agreed to disclose, deliver or license to any other Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property or any Non-Core Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Source Code that is Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property or any Non-Core Intellectual Property. Section 3.14(aa) of the Disclosure Schedule identifies each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property that is incorporated or embodied in any of the Core Products or, to the knowledge of the Company, any other Company Intellectual Property or any Non-Core Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, would result in the release from escrow to any third party of any Source Code that is Company Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property or any Non-Core Intellectual Property. Except as provided in Section 3.14(k) of the Disclosure Schedule, no Person, other than an employee or contractor of the Company who is bound by an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, has been provided a copy of the Object Code of any of the Core Products or, to the knowledge of the Company, any Non-Core Products by the Company except pursuant to the terms of the Company’s standard form of end-user license set forth in Section 3.14(m) of the Disclosure Schedule or other form of license agreement that contains provisions that are no less protective of the Company’s Intellectual Property Rights in the Company Products.

          (bb) The Company has taken commercially reasonable steps to ensure all Company Products and Company Intellectual Property (and all parts thereof) are free (except as disclosed in the User Documentation) of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed (“Contaminants”).
          (cc) The Company maintains, and has made available to Parent the most up to date version of, a database of the bugs and errors in the Company Products that are known to the Company. Without limiting the foregoing, (i) there are no known material defects, malfunctions or nonconformities in any of the Core Products, excluding bugs and errors that the Company reasonably expects to be timely corrected in the ordinary course of product support without further liability to the Company; (ii) there have been, and are, no written claims asserted against the Company or, to the knowledge of Company, any of its distributors related to the Company Products; and (iii) the Company has not received any written notice and does not have any knowledge regarding any requirements to recall any Company Products.
          (dd) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company with respect to Core Products and, to the knowledge of the Company, any Non-Core Products were performed in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Law.
          (ee) The Company has information technology systems sufficient to operate the business as it is currently conducted. The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company are free from Contaminants. The Company has adopted disaster recovery plans, procedures and facilities that it reasonably believes are appropriate for the business and has taken reasonable steps to safeguard such information technology systems. There have been no unauthorized intrusions or breaches of the security of the information technology systems of the Company of which the Company has knowledge. The Company has implemented any and all security patches or upgrades of which it has received notice and that are generally available for the Company’s information technology systems.
          (ff) The Company has not collected any personally identifiable information from any third parties except as described in Section 3.14(ff) of the Disclosure Schedule. The Company has complied in all material respects with all applicable Law and its internal privacy policies relating thereto. The Company’s privacy policies comply in all material respects with all applicable Law. True and correct copies of all applicable current and past Company privacy policies that have been in effect at any time during the prior three (3) years are attached to Section 3.14(ff) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Law, and none of such disclosures made or contained in any such privacy policy have been inaccurate or in violation of any applicable

Law in any material respect. The transactions contemplated by this Agreement to be consummated at the Closing, and the Surviving Corporation’s possession or use of any such information collected by the Company, will not result in breach of applicable privacy Laws or the internal privacy policies of the Company. There is no complaint to or audit, proceeding, investigation or claim of which the Company has received notice against, or to the knowledge of the Company threatened against, the Company or its business by the Federal Trade Commission, the Office of the Privacy Commission of Canada or any other Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Company or its business.
          (gg) Section 3.14(gg) of the Disclosure Schedule sets forth an accurate and complete list of all internet domain names owned by the Company, and all internet domain names used in the business of the Company that are registered in the name of the Company or in the name of a third party that is holding rights in an internet domain name for the exclusive benefit of the Company (“Owned Domain Names”), and the identity and location of the servers used in connection with the Owned Domain Names. The Company is the sole holder of all right, title and interest in and to the Owned Domain Names in accordance with the terms of the applicable user agreements under which the Company holds rights in the Owned Domain Names, in each case free and clear of any and all Liens, and the Company has not received any written notice or claim (or, to Company’s knowledge, any oral notice or claim) challenging its complete and exclusive ownership of the Owned Domain Names in accordance with the terms of the applicable user agreements under which the Company holds rights in the Owned Domain Names, or suggesting that any other Person has any claim or legal or beneficial ownership with respect thereto. The Company has not granted any person any right, license or permission to use or register any of the Owned Domain Names.
          (hh) To the knowledge of the Company, Section 3.14(hh) of the Disclosure Schedule sets forth all material facts known to the Company regarding (i) ownership of Non- Core Intellectual Property or (ii) the extent to which the design, development, use, modification, distribution, marketing, manufacture, sale or other commercial exploitation of any Non-Core Product or any Non-Core Intellectual Property may infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.
     3.15 Material Contracts.
          (a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise legally bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):
               (i) any Employee Agreement or other Contract to grant any bonus, severance or termination pay (in cash or otherwise) to any Employee, or any contractor of the Company;

               (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property having a value in excess of $35,000 individually or $150,000 in the aggregate;
               (v) any agreement of indemnification or guaranty, other than product warranties in the ordinary course of business consistent with past practice;
               (vi) any Contract relating to capital expenditures and involving payments from and after the date hereof in excess of $150,000;
               (vii) any Contract relating to the disposition or acquisition of material assets or any ownership interest in any business enterprise outside the ordinary course of the Company’s business;
               (viii) any material mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order or Contract for the purchase of materials involving in excess of $35,000 individually or $150,000 in the aggregate;
               (x) any construction Contracts;
               (xi) any Contract that includes for the benefit of the other party thereto either a “most favored nation” or preferred pricing provision;
               (xii) any dealer, distribution, joint marketing, strategic alliance or development agreement;
               (xiii) any Contract or commitment to alter the Company’s interest in any Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds ten (10) percent or more of the outstanding ownership interests;
               (xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;
               (xv) any nondisclosure, confidentiality or similar agreement, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices;

               (xvi) any material Contract terminable by the counterparty thereto upon an assignment or change in control of the Company or requiring notification to counterparties in the event of assignment or change in control; or
               (xvii) any other Contract that involves payments by or non-contingent obligations of the Company in excess of $50,000 and is not cancelable by the Company without penalty within 30 days.
          (b) Each Material Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the knowledge of the Company, any other party thereto. The Company is in compliance with and has not breached or defaulted under, or received written notice that it has breached or defaulted under, any of the terms or conditions of any such Material Contract, nor to the knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract in breach thereof or default thereunder. A true and complete copy of each Material Contract has been made available to Parent or its representatives.
          (c) To the knowledge of the Company, the Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract.
          (d) There are no pending, or to the knowledge of the Company, threatened disputes or disagreements with respect to any Material Contract.
          (e) The Company has not granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or to provide the services or proposed services of the business of the Company.
     3.16 Interested Party Transactions. No officer, director or, to the knowledge of the Company, any Effective Time Company Stockholder (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material interest), has directly or indirectly, (a) any material interest in any entity which furnishes or sells, material services, products, or Intellectual Property that are directly competitive with the products or services that Company furnishes or sells, or (b) any material interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any material interest in, or is a party to, any Material Contract; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a Person shall not be deemed to be a “material interest in any entity” for purposes of this Section 3.16.
     3.17 Governmental Authorization. Each material consent, license, permit, grant or other authorization from any Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect in all material respects and, to the knowledge of the

Company, constitute all Company Authorizations required for the Company to operate or conduct its business or hold any interest in its properties or assets.
     3.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company or any of its properties (tangible or intangible) or any of its officers or directors. There is no investigation or other proceeding (in each case, of the type that would be communicated to the Company as of the date hereof) pending or, to the knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time overtly challenged the legal right of the Company to conduct its operations as presently or previously conducted.
     3.19 Minute Books. The minutes of the Company made available to Parent or its representatives contain complete and accurate records in all material respects of all material actions taken by the stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company or its legal counsel.
     3.20 Environmental Matters. Except as would not reasonably be likely to result in material liability to the Company, the Company has not: (i) operated any underground storage tanks at any property that the Company has at any time operated, occupied or leased, or (ii) transported, stored, used, manufactured, sold, distributed, disposed of or released, exposed its Employees or others to (any or all of the foregoing being collectively referred to herein “Hazardous Materials Activities”), in violation of applicable Environmental Law or in a manner reasonably likely to result in material liability to the Company, any Hazardous Material or product containing a Hazardous Material. The Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of its Hazardous Material Activities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened in writing, concerning any Hazardous Materials Activities of the Company. The Company has made available to Parent or its representatives all material records in the Company’s possession concerning the Hazardous Materials Activities of the Company and all material environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has not entered into any agreement that expressly requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company or any Person.
     3.21 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

     3.22 Employee Benefit Plans and Compensation.
          (a) Schedule. Section 3.22(a)(i) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 3.22(a)(ii) of the Disclosure Schedule sets forth a table setting forth the name and base salary of each Current Employee as of the date hereof with a base salary in excess of $100,000. To the knowledge of the Company, no Current Employee listed on Section 3.22(a)(ii) of the Disclosure Schedule intends to terminate his or her employment, other than in accordance with the employment arrangements provided for in this Agreement. Section 3.22(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Contracts with Persons that have a consulting or advisory relationship with the Company that is material to the Company’s business.
          (b) Documents. The Company has made available to Parent or its representatives (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, all related trust documents and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all material communications to any Current Employee relating to any Company Employee Plan or Employment Agreement and any proposed Company Employee Plan or Employment Agreement, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, if any, (viii) all COBRA forms and related notices, if any, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable.
          (c) Employee Plan Compliance. The Company and its ERISA Affiliates have performed all material obligations required to be performed by it under, are not in material default or violation of, and have no knowledge of any material default or violation by any other party to, any Company Employee Plan or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Law, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan, in each case that would reasonably be expected to result in a material liability to the Company or any ERISA Affiliate. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax that is due and payable with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that remains unsatisfied. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Merger Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (e) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to, or has any liability or obligation under, any self-insured plan that provides welfare benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).
          (f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (g) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits (other than cash severance benefits) to any Person for any reason, except as may be required by COBRA or other applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Current Employee (either individually or to Current Employees as a group) or any other Person that such Current Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by Law.
          (i) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Closing Date, complied in all material respects with COBRA, FMLA,

CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign law applicable to its Employees.
          (j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness to any Employee, (iii) materially increase any benefits otherwise payable by the Company to any Employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.
          (k) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Current Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount in connection with the transactions contemplated by this Agreement that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Current Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (l) Section 409A.
               (i) Section 3.22(l)(i) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
               (ii) Each Company Option, stock appreciation right other similar right to acquire Company Common Stock or Company Capital Stock (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, and (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A any the temporary or final regulations or other IRS guidance issued with respect thereto).
          (m) Employment Matters. The Company is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending, or to the knowledge of the Company threatened or reasonably anticipated against the Company or any Current Employees relating to any Current Employee or Employee Agreement. There are no material pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy. The services provided by each Current Employee is terminable at the will of the Company and its Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary has direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any individual leased from another employer.
          (n) Labor. No material work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any of its Current Employees. There are no material actions, suits, claims, labor disputes or grievances pending or to the knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Current Employee, including charges of unfair labor practices. To the knowledge of the Company, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Current Employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company has not incurred any material liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.
          (o) No Interference or Conflict. To the knowledge of the Company, no Current Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or administrative agency that would interfere in any material respect with the Company’s business or the ability of the Company to consummate the transactions contemplated by this Agreement.
     3.23 Insurance. Section 3.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Current Employees, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. To the knowledge of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, to the knowledge of the Company, there is no pending claim of which its total value (inclusive of defense expenses) is reasonably likely to exceed the applicable policy limits. All premiums due and payable under all such policies have been paid and the Company is otherwise in material compliance with the terms of such policies.

     3.24 Compliance with Laws. The Company is in material compliance with and has not received any written notices of violation with respect to, any applicable foreign, federal, state or local statute, law or regulation.
     3.25 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, and, to its knowledge, its agents, Current Employees or other Person authorized by the Company to act on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”).
     3.26 Substantial Customers and Suppliers.
          (a) Section 3.26(a) of the Disclosure Schedule lists the 20 largest customers of the Company on the basis of sales for the 12-month period ending on the Balance Sheet Date.
          (b) Section 3.26(b) of the Disclosure Schedule lists the 20 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12 month period ending on the Balance Sheet Date.
          (c) No such customer or supplier described in subsection (a) or (b) above has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of the 12 month period ending on the Balance Sheet Date, (ii) to the knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the knowledge of the Company, been threatened with bankruptcy or insolvency.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub, joint and severally, hereby represents and warrants to the Company that, on the date hereof and as of the Closing Date, as though made on the Closing Date, as follows:
     4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the requisite corporate power to own its properties and to carry on its business as currently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, has the requisite corporate power to own its properties and to carry on its business as currently conducted.
     4.2 Authority. Each of Parent and Merger Sub has the requisite corporate or other power and authority to execute and deliver this Agreement, perform its respective obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by them of their respective obligations hereunder and the consummation by them of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other actions on the part of the Parent and Merger Sub and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary for them to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
     4.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filing of notification and report forms with the FTC and the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act or any Foreign Antitrust Laws, (c) the issuance by the California Commissioner of the California Permit under the California Securities Law for the qualification of the offer and sale of the Parent Common Stock as part of the Merger Consideration and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.
     4.4 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (a) any provision of the certificate of incorporation or by-laws of Parent and Merger Sub, each as amended, (b) any Contract described in Item 601(b)(10) of Regulation S-K promulgated by the SEC to which the Parent or any of its Subsidiaries is a party or may be bound or (c) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible).
     4.5 Parent Common Stock. Parent has reserved or prior to Closing will reserve the shares of Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed by Parent pursuant to this Agreement. The Parent Common Stock to be issued in the Merger has been or prior to Closing will reserve duly authorized, and upon consummation of the Merger, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the certificate of incorporation or by-laws of Parent and Merger Sub, each as amended.
     4.6 SEC Documents; Purchaser Financial Statements. Since its initial public offering, Parent has filed with the SEC on a timely basis all reports and proxy statements required to be filed by it (the “Purchaser SEC Documents”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). A true, correct and complete copy of each Purchaser SEC Document is available on the website maintained by the SEC at www.sec.gov. As of their respective filing dates (and if amended or superseded by a filing prior to the date of this Agreement, the date of such filing), the Purchaser SEC Documents complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained or will contain on their respective filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of Parent included in the Purchaser SEC Documents complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented or will fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year end audit adjustments).
     4.7 No Ownership of Company Stock. Prior to the Merger, neither Parent nor any of its Subsidiaries or Affiliates owns or will own, directly or indirectly, any shares of Company Capital Stock.
     4.8 Financing. Parent has sufficient cash to fund the Aggregate Cash Amount of the Merger Consideration. Parent acknowledges and agrees that completion of any financing relating to the funding of the Aggregate Cash Amount of the Merger Consideration shall not constitute a condition to Closing of the transactions contemplated by this Agreement.
     4.9 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Company or any Company Stockholder incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
     5.1 Affirmative Conduct of Business of the Company. The Company shall conduct the business of the Company in the ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due, pay or perform other obligations when due, and use all commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the Current Employees and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time.

     5.2 Restrictions on Conduct of Business of the Company. Except as set forth on Schedule 5.2 or as contemplated by or required pursuant to this Agreement or any of the Related Agreements, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
          (a) cause or permit any modifications, amendments or changes to the Charter Documents;
          (b) undertake any expenditure, transaction or commitment exceeding $35,000 individually or $150,000 in the aggregate or any commitment or transaction of the type described in Section 3.15(a), other than licenses of Company Products or services in the ordinary course of business consistent with past practice;
          (c) pay, discharge, waive or satisfy, in an amount in excess of $35,000 in any one case, or $150,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities, rights and obligations incurred in the ordinary course of business consistent with past practice;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;
          (e) make or change any material election in respect of Taxes other than in the ordinary course of business, adopt or change any material accounting method in respect of Taxes, enter into any agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;
          (f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, other that in the ordinary course of business consistent with past practice;
          (g) other than with respect to the Reverse Stock Split, declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock), except in accordance with the agreements evidencing Company Options;
          (h) grant any severance or termination pay (cash, equity or otherwise) to any Current Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

          (i) except for amendments necessary or appropriate to comply with any applicable Law, adopt or amend any Company Employee Plan, or enter into any Employment Agreement (other than offer letters and letter agreements entered into in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or Current Employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, Current Employees or consultants, except as required pursuant to agreements outstanding on the date hereof;
          (j) waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of Company Options or restricted stock, or reprice options granted under any Current Employee, consultant or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          (k) other than entering into (y) non-exclusive licenses and related agreements with respect thereto of the Company Products to end users pursuant to written agreements in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments (which are included in Schedule 5.2(k)) or that, if different from the standard form, do not contain any terms that are materially less favorable to the Company than the corresponding term of the standard form, or (z) agreements relating solely to licensing of Shrink-Wrapped Code to the Company for its own use entered into in the ordinary course of business or Software that is not Shrink-Wrap Code and that is licensed for an aggregate license fee that does not exceed $35,000: (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its material properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business, or transfer to any Person (A) any rights to any Company Intellectual Property that is incorporated or embodied in any of the Core Products or (B) any rights to any other Company Intellectual Property except in the ordinary course of business; (ii) purchase or license any Intellectual Property or enter into or modify or amend any existing agreement with respect to the Intellectual Property of any Person for aggregate consideration in excess of $35,000; or (v) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party for aggregate consideration in excess of $35,000;
          (l) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $35,000 individually or $150,000 in the aggregate;
          (m) except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (n) incur any indebtedness (other than the obligation to reimburse Employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;
          (o) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in each case in excess of $35,000 individually or $150,000 in the aggregate;
          (p) commence or settle any lawsuit, threat of any lawsuit or other legal proceeding or other investigation, by or against the Company or relating to any of its businesses, properties or assets;
          (q) issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock or Company Series B Preferred Stock pursuant to the exercise of outstanding Company Options, Company Warrants or the Company Convertible Notes (including any amendments to such Company Options, Company Warrants or Company Convertible Notes as are mutually agreed to by Parent and Company or as contemplated or required by this Agreement);
          (r) enter into or amend in any material respect any Contract pursuant to which any other party thereto is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Products;
          (s) enter into any agreement to purchase or sell any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the Lease Agreements in any way that is materially adverse to the Company;
          (t) terminate or amend or otherwise modify or violate the terms of, or make any payments resulting from agreed upon early termination of, any Material Contracts;
          (u) acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;
          (v) enter into any strategic alliance, affiliate agreement or joint marketing Contract;
          (w) terminate any Key Employees other than for cause after providing reasonable notice to Parent of intent to so terminate a Key Employee, or otherwise cause any Key Employees to resign from the Company;

          (x) alter, or enter into any Contract to alter, its interest in any Subsidiary or any other corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any ownership interest;
          (y) cancel or amend in any material respect any insurance policy of the Company, subject to prior review by Parent; or
          (z) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(y), or any other action that would be reasonably likely to (i) prevent the Company, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.
     5.3 No Solicitation.
          (a) The Company shall not (nor shall the Company authorize or direct, as applicable, any of its Current Employees, stockholders, agents, representatives or affiliates (collectively, “Company Affiliates”) on behalf of the Company to, and shall use commercially reasonable efforts to cause each Company Affiliate to not), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding) in excess of ten (10) percent of that currently outstanding (other than the issuance of shares of Company Capital Stock or other securities to existing Company Stockholders upon conversion of Company Convertible Notes issued in accordance with Schedule 5.2), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any material part of the Company Capital Stock or assets (other than inventory in the ordinary course of business and other than the issuance of shares of Company Capital Stock to existing Company Stockholders upon conversion of Company Convertible Notes issued in accordance with Schedule 5.2) of the Company, or (iv) enter into any agreement with any Person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise.
          (b) The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.3(a).
          (c) In the event that the Company or, to the knowledge of the Company, any of the Company’s Affiliates shall receive after the date hereof any offer, proposal or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a), the Company shall (and shall use commercially reasonable efforts to cause such Company Affiliates to)

(A) immediately suspend any discussions with such Person with regard to such offers, proposals, or requests and (B) subject to the terms of any non-disclosure obligation, promptly, and in any event within two (2) Business Days thereafter, notify Parent thereof, including information as to the identity of the Person making any such offer as known to the Company or any Company Affiliates or any of their respective representatives, proposal or request and the specific terms of such offer (as known to the Company), proposal or request, as the case may be, and such other information related thereto as Parent may reasonably request.
          (d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in all material respects in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed by the parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Information Statement; Fairness Hearing and California Permit.
          (a) Promptly after the execution of this Agreement, (i) Parent shall prepare, with the reasonable cooperation of the Company and provide the Company the opportunity to review and comment on, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the Company Stockholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to California Securities Law (the “Hearing”), and (ii) the Company shall prepare, with the reasonable cooperation of Parent and provide the Parent the opportunity to review and comment on, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”). Each of the Company and Parent shall use its commercially reasonable efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities Laws. Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the receiving party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders and/or the holders of Company Options, Company Warrants and the Company Convertible Notes in the Merger and

an information statement for solicitation of stockholder consent with respect to the adoption of this Agreement and the approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Permit Application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all Company Stockholders and/or the holders of Company Options, Company Warrants and the Company Convertible Notes and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Subject to the directors’ fiduciary duties under applicable Law, the Information Statement shall include the unqualified recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of the Company and its securityholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion; provided, however, that Parent shall not unreasonably withhold, condition or delay any such approval or withhold approval of any information required to be included by federal or state Law or the California Commissioner.
          (b) Each of Parent and the Company shall use its commercially reasonable efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, and in any event within ten (10) Business Days after the date hereof, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the California Permit such that the issuance of the Parent Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act. The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other Governmental Entity of a competent jurisdiction for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other Governmental Entity of a competent jurisdiction, on the other hand, with respect to the filing.
          (c) As soon as permitted by the California Commissioner, the Company shall deliver the Hearing Notice and Information Statement to all Company Stockholders and the holders of Company Options, Company Warrants and the Company Convertible Notes entitled to receive such notice under California Securities Law. Except for the delivery of the Hearing Notice and the Information Statement as contemplated by this Agreement, neither Parent nor the Company shall, and they shall cause their respective Subsidiaries not to, directly or indirectly, solicit the vote of any Company Stockholder in connection with the Merger in violation of any applicable federal or state securities Laws.
          (d) Each of the Company and Parent shall use its commercially reasonable efforts to cause the information relating to the Company and Parent included in the Hearing Notice, the Permit Application and the Information Statement to not, at the time the Hearing

Notice and Information Statement are delivered to Company Stockholders and holders of the Company Options, Company Warrants and the Company Convertible Notes and at all times subsequent thereto (through and including the date on which the Requisite Stockholder Approval is obtained), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the date on which the Requisite Stockholder Approval is obtained either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable federal or state securities Laws. The Company and Parent shall cooperate in delivering any such amendment or supplement to all Company Stockholders and/or the holders of Company Options, Company Warrants and the Company Convertible Notes and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other Governmental Entity of a competent jurisdiction.
     6.2 Approval of the Company Stockholders.
          (a) Promptly following the execution of this Agreement, Company shall submit this Agreement and the transactions contemplated hereby to the Company Support Stockholders for approval and adoption as provided by Delaware Law and the Company Certificate of Incorporation and By-laws pursuant to the Support Stockholder Merger Written Consent in the form attached at Exhibit A-2. As soon as reasonably practicable after the earlier of (1) the date the California Commissioner issues the California Permit or (2) the date that Parent delivers an Election Notice pursuant to Section 2.7(e) to the Stockholder Representative (and in any event, to the extent permissible under applicable Law, within ten (10) Business Days after such date, as applicable), the Company shall use commercially reasonable efforts in accordance with this Agreement, Delaware Law and the Charter Documents to submit the Company Voting Proposals for the approval and adoption of the other Company Stockholders. The Company shall use its commercially reasonable efforts to obtain the approval or consent of the Company Voting Proposals by such Company Stockholders.
          (b) To the extent consistent with the their fiduciary duties under applicable Law, (i) the Company’s Board of Directors shall unanimously recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement; (ii) the Information Statement or any other disclosure document distributed to the Company Stockholders in connection with the transactions contemplated by this Agreement shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company Stockholders vote in favor of and approve and adopt this Agreement and approve the Merger; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

          (c) In addition, the Company shall (i) prior to the meeting of Company Stockholders to consider the Merger, use commercially reasonable efforts to cause each individual who will receive any payments and/or benefits in connection with the Merger that are reasonably expected to constitute “parachute payments” pursuant to Section 280G of the Code (the “280G Payments”) to execute a waiver, in a form and substance reasonably satisfactory to the Company and Parent (the “280G Waiver”), pursuant to which each such individual will waive any right or entitlement to such payments and/or benefits unless the requisite stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payments and benefits do not constitute “parachute payments” thereunder; and (ii) thereafter, submit for approval by the Company Stockholders by the requisite vote (and in a manner reasonably satisfactory to Parent) any such payments or benefits described above, such that any such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence reasonably satisfactory to Parent that (x) a Company Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or (y) such requisite Company Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and, as a consequence and subject to the applicable 280G Waiver, if any, that such “parachute payment” shall not be made or provided.
     6.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives reasonable access to (a) all of the properties, books, Contracts, and records of the Company, including all Company Intellectual Property (including access to source code in the manner set forth on Schedule 6.3 and access to design processes and methodologies), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all Current Employees as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon reasonable request; provided, however, that no information discovered through the access afforded by this Section 6.3 shall (x) limit or otherwise affect any remedies available to the party receiving such access, (y) constitute an acknowledgment or admission of a breach of this Agreement or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.4 Notification of Certain Matters. Each party hereto shall give prompt (but not more than three (3) Business Days) notice to the other party of: (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any failure of such party to comply with or satisfy in any material respect any covenant or condition to be complied with or satisfied by it hereunder; provided, however, that for the delivery of any notice pursuant to this Section 6.4 or otherwise shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or inaccuracy of any representation or warranty or breach or failure to perform of any covenant.

     6.5 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3 or pursuant to any notice provided under Section 6.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, effective as of July 20, 2007 (the “Confidentiality Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws; provided, however, that prior to the Effective Time, Parent and its Affiliates and representatives shall not disclose to the Company, any Company Stockholder or any of their respective officers, directors, Affiliates or representatives any information at any time that constitutes material, non-public information, within the meaning of federal and state securities Laws, as of or after the Effective Time.
     6.6 Public Disclosure. The Company shall not (and shall instruct its representatives not to) issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except that this restriction shall not apply to any statement or communication required under applicable Law or by court order, or to the extent necessary for the Company or any Company Stockholder to enforce its rights under this Agreement or any Related Agreement. Parent shall not (and shall instruct its representatives not to) issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company and providing the Company the reasonable opportunity to review and comment on any such statement or communication; provided, however, in no event shall Parent contact or issue any statement or communication to any Employee, consultant, customer or supplier of the Company without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
     6.7 Commercially Reasonable Efforts to Complete.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
          (b) Notwithstanding anything to the contrary set forth in this Section 6.7, Parent shall not be required to agree, if it would be materially adverse to Parent, to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.
          (c) In the event that the parties mutually agree that the condition set forth in Section 7.1(a) cannot be satisfied or cannot reasonably be expected to be satisfied on or prior to the Final Date, then each of the parties shall negotiate in good faith with the other party to determine a mutually agreeable alternative transaction structure pursuant to which the California Permit would not be required..
     6.8 Regulatory Approvals.
          (a) To the extent applicable, promptly after the execution and delivery of this Agreement by the parties hereto, the Company and Parent (and any applicable Company Stockholder) shall make all necessary filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity of competent jurisdiction in connection with the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable Law.
          (b) The Company and Parent (and/or any applicable stockholder) shall use their respective commercially reasonable efforts to, and shall use their respective commercially reasonable efforts to cause any applicable Company Stockholder to, promptly (i) supply the others with any information that reasonably may be required in order to effectuate the filings contemplated by Section 6.8(a), and (ii) supply any additional information that reasonably may be required by the competition or merger control authorities of any other jurisdiction and that the parties hereto may reasonably deem appropriate. Except where prohibited by applicable Law, each party shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other party to review and discuss in advance, and consider in good faith, the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other party in preparing and providing such information and, subject to an appropriate joint defense agreement, promptly provide the other party (and its counsel) copies of all such filings, presentations and submissions (and a summary of oral presentations) made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Where applicable, Parent shall have principal control over, but the parties hereto shall cooperate in developing, the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.8.
          (c) Each party hereto shall notify the other promptly upon the receipt of (i) any comments from any Governmental Entity in connection with any filings made pursuant to this Section 6.8, and (ii) any request by any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), each party will promptly inform the other party hereto of such occurrence, and the Company and Parent will cooperate with each other in filing with the applicable Governmental Entity such amendment or supplement.
          (d) Nothing herein shall require Parent to agree to any Action of Divestiture or litigate with any Governmental Entity.
     6.9 Contract Consents. In connection with the Merger, the parties hereto shall use all commercially reasonable efforts to obtain the consents, waivers and approvals of the parties to the Material Contracts listed on Schedule 3.5. Any such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.
     6.10 Pre-Closing Employee Matters.
          (a) The Company shall use its commercially reasonable efforts to cause each Current Employee who is listed on Schedule 6.10(a) to have entered into and executed, and each person who becomes an Employee after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, the Company’s standard Employee Proprietary Information Agreement with the Company effective as of such Employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company, and each former consultant or contractor of the Company and its Merger Subsidiaries who is listed on Schedule 6.10(a), to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, the Company’s standard Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.
          (b) The Company shall, prior to the Closing, cause each officer and director of the Company to resign from such positions effective as of the Effective Time.
     6.11 Employee Matters.
          (a) As of the Effective Time, all Current Employees shall become employees of the Surviving Corporation. Parent or its Affiliates may offer certain Employees “at will” employment by Parent to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures that apply to similarly situated Parent employees, including employment background checks and the execution of Parent’s standard employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be mutually agreeable to Parent and the Company, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been guaranteed, and (v) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.
          (b) As of and following the Closing Date, Parent will either (a) continue all of the Company Employee Plans other than the 401(k) Plans, in accordance with their existing terms (except as otherwise provided pursuant to Section 6.14), (b) permit Continuing Employees to participate in the employee welfare benefit plans, programs or policies (including without limitation any vacation, sick, per personal time off plans or programs) of Parent and any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code on terms substantially no less favorable than those provided to similarly situated employees of Parent, or (c) a combination of clauses (a) and (b). To the extent Parent elects to have Continuing Employees participate in its employee benefit plans, programs or policies (other than equity compensation plans or arrangements) following the Closing Date, each such Continuing Employee will, to the extent permitted by applicable Law, receive credit for all purposes (other than benefit accruals under a defined benefit pension plan) under such plan, including for purposes of entitlement to severance benefits and vacation or other leave entitlement, for years of service with the Company including predecessor employers prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Employee Plan. If applicable, Parent will cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under the group health plans of Parent in which Continuing Employees and their eligible dependents will participate to be waived and shall provide them with credit for any co-payments and deductibles (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any such plans; provided, however, that no credit will be given for co-payments and deductibles (or similar payments) made during a plan year of a corresponding Company Employee Plan completed prior to the date Continuing Employees are transitioned to the group health plans of Parent. Without limiting the generality of Section 10.4, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.11(b) is intended to be for the sole benefit of the parties to this Agreement and this Section 6.11(b) is not intended to confer upon any other person any rights or remedies hereunder.
     6.12 Parent Common Stock Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on the Nasdaq Global Market at or prior to the Closing Date.
     6.13 S-8 Registration. Within ten (10) days after the Closing Date, Parent agrees to file with the SEC a registration statement on Form S-8 (or such successor form) registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common

Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 2.7(g) that are eligible to registered on Form S-8.
     6.14 Termination of Certain Employee Plans. Effective no later than the date immediately preceding the date on which the Effective Time occurs, but subject to the occurrence of the Closing, the Company and its Subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company at least ten (10) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated) (collectively, “Terminating Employee Plans”). Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such Terminating Employee Plan(s) have been terminated (effective as of the day immediately preceding the date on which the Effective Time occurs, but subject to the occurrence of the Closing) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent (such review to be timely and not unreasonably withheld).
     6.15 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, financial advisory, consulting and all other fees and expenses (other than audit fees and expenses and up to $25,000 paid by the Company for the D&O Policy) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, Parent shall bear all fees and expenses of Delaware counsel to the Company.
     6.16 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) substantially in the form attached as Schedule 6.16 which shall set forth the allocation of the Closing Adjusted Merger Consideration between the Effective Time Company Stockholders as provided in Section 2.7. The Company shall deliver the Spreadsheet to Parent at least four (4) Business Days prior to the Closing Date.
     6.17 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth on Schedule 7.2(n).
     6.18 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     6.19 145 Affiliates. Prior to the date on which the Information Statement is mailed to Company Stockholders, the Company shall deliver to Parent a letter identifying all Person who are “affiliates” of the Company for the purposes of Rule 145 of the Securities Act. The Company shall use its commercially reasonable efforts to cause each such Person to deliver to

Parent at least five (5) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit E.
     6.20 Insurance Matters. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a letter, in a form reasonably acceptable to Parent, executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record after the Effective Time with respect to all insurance policies held by the Company.
     6.21 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     6.22 Director and Officer Indemnification. For three (3) years after the Closing Date and, to the extent of the coverage under the D&O Policy, for three (3) additional years thereafter, Parent shall and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each of the current and former executive officers and directors of the Company and its Subsidiaries (the “D&O Indemnified Parties”) from and against any and all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with Parent’s consent), in each case, to the extent actually and reasonably incurred arising out of, relating to or in connection with any claim, action, suit, proceeding or investigation (a “D&O Proceeding”) by reason of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), and advance any documented expenses to the same extent such D&O Indemnified Party is indemnified or has the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s charter documents and bylaws or pursuant to the terms of the Contracts listed on Schedule 6.22, in each case to the fullest extent permitted under applicable Law. Without limiting the foregoing, in the event any such D&O Proceeding is brought against one or more D&O Indemnified Parties after the Closing Date, the D&O Indemnified Party may retain counsel satisfactory to him or her and reasonably satisfactory to Parent, and Parent shall, and shall cause the Surviving Corporation to, pay all reasonable and documented fees and expenses of one (1) such counsel for the D&O Indemnified Parties in the applicable D&O Proceeding to the fullest extent permitted by Law and upon receipt of a reasonable undertaking contemplated by Section 145 of the DGCL. The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of three (3) years from the Closing Date and, to the extent a D&O Indemnification Liability or a D&O Proceeding is covered by the D&O Policy, for three (3) years thereafter; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made following the Closing, within such periods shall continue until the disposition of such D&O Indemnified Liabilities. In furtherance of the foregoing, Parent shall, and shall cause the Surviving Corporation, to (i) maintain in full force and effect for a period of six (6) years after the Closing Date a directors and officers insurance policy substantially similar, in the aggregate, to the policy currently maintained by the Company, as disclosed to Parent prior to the date of this Agreement (the “D&O Policy”); provided, however, that Parent and the Surviving Corporation shall not be required to expend more than $25,000 in the aggregate, for such premiums for the insurance policies. The obligations of Parent under this Section 6.22 shall not be modified or terminated in a manner that adversely affects any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party (it being understood and agreed that the D&O Indemnified Parties are third-party beneficiaries of this Section 6.22).
     6.23 Federal Income Tax Treatment; Tax Returns. Unless Parent and the Stockholder Representative otherwise agree, for U.S. federal income tax purposes, (a) the Merger shall be treated as a taxable purchase of the Company Capital Stock, (b) the amount paid to the Effective Time Company Stockholders for their shares of Company Capital Stock shall be deemed to equal the cash paid to them (less imputed interest as described in Section 8.7(c)), plus the fair market value, as of the Effective Time, of the Parent Common Stock issuable to such Persons, and (c) such fair market value shall be deemed to equal to the mean between the highest and lowest quoted selling prices for Parent Common Stock on the Closing Date (or, if the Closing Date is not a trading day, the next succeeding trading day). No election under Section 338 of the Code (or any comparable provision of state, local or foreign Tax Law) shall be made with respect to the transactions contemplated by this Agreement. The Company will provide a copy of U.S. federal and material state income Tax Returns that are to be filed following the date hereof to Parent for review prior to such filing.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver signed by all such parties, at or prior to the Closing Date, of the following conditions:
          (a) California Permit. The California Commissioner shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued the California Permit, and no stop order suspending the effectiveness of the California Permit or any part thereof shall have been issued and no proceeding for that purpose or other similar proceeding in respect of the California Permit shall have been initiated or threatened by the California Commissioner; provided, however, that the condition contained in this Section 7.1(a) shall be deemed satisfied if Parent provides the Election Notice pursuant to Section 2.7(e).
          (b) Company Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.
          (c) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise materially impairing Parent, Merger Sub and the Company’s consummation of the Merger.
          (d) Regulatory Approvals/HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated, and all antitrust approvals required to be obtained under foreign Antitrust Laws in connection with the transactions contemplated hereby and that are set forth on Schedule 7.2(d), if any, shall have been obtained and be in effect (each, a “Required Regulatory Approvals”) and no such approval shall be conditioned upon an Action of Divestiture.
     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except, in each case, for the representation and warranty set forth in Section 3.9(u) which shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as if such representation and warranty were made as of such date and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.
          (b) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.
          (c) 280G Stockholder Approval.
               (i) The 280G Waivers referred to in Section 6.2(c) shall have executed and delivered to the Company, and each such 280G Waiver shall be in effect immediately prior to the Effective Time.
               (ii) The Company Stockholders shall have approved, in the manner described in Section 6.2(c), the 280G Payments or shall have disapproved such 280G Payments, and, as a consequence and subject to the 280G Waivers, no 280G Payments shall be paid or provided for in any manner in connection with the transactions contemplated by this Agreement.
          (d) Dissenters and Appraisal Rights. This Agreement and the Merger shall have been approved and adopted by Company Stockholders holding not less than seventy-five percent (75%) of the Total Outstanding Shares entitled to vote on the matters contemplated hereby, voting together as a single class on an as converted to Company Common Stock basis. Company Stockholders holding no more than ten (10%) percent of the Total Outstanding Shares shall have perfected, or continue to have a right to exercise, dissenters, appraisal rights or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.
          (e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries by any Person seeking to prevent the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.7(b).
          (f) Third Party Consents. The Company shall have delivered to Parent the consents, waivers and approvals of the parties to the Contracts, and shall have delivered the notices, in each case, set forth on Schedule 7.2(f).
          (g) New Employment Arrangements. Each of Matthew Roche and James Roche and at least two of the other three Key Employees (a) shall be Employees of the Company immediately prior to the Effective Time and (b) shall not have notified Parent or the Company of such Employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.
          (h) Non-Competition Agreements. Each of Matthew Roche and James Roche shall have executed and delivered to Parent a Non-Competition Agreement and such Non-Competition Agreement shall be in effect at the Effective Time.
          (i) Resignation of Officers and Directors. Parent shall have received a letter of resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (j) Termination of Terminating Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Terminating Employee Plans if required in Section 6.14.
          (k) Company’s Closing Company Balance Sheet. Parent shall have received the Company’s Closing Company Balance Sheet.
          (l) Company’s Closing Consideration Statement. Parent shall have received the Company’s Closing Consideration Statement.
          (m) Spreadsheet. Parent shall have received the Spreadsheet.
          (n) Release of Liens. Parent shall have received from the Company an executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary to evidence the release of all Liens set forth on Schedule 7.2(n).
          (o) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached as Exhibit F.

          (p) Certificate of the Company. Parent shall have received a certificate from the Company, executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions to the obligations of Parent and Merger Sub set forth in Sections 7.2(a) and (b) have been satisfied (unless otherwise waived in accordance with the terms hereof).
          (q) Certificate of Secretary of Company. Parent shall have received a certificate, executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the other transactions contemplated hereunder to which the Company is a party were approved by the Board of Directors) and (iii) that the Requisite Stockholder Approval shall have been obtained.
          (r) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing Date with respect to the Company and certificates of foreign status from the States of California and New York, which is dated within five (5) Business Days prior to Closing with respect to the Company.
          (s) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate.
     7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Parent in the form attached as Exhibit G.
          (c) Certificate of Parent. The Company shall have received a certificate from each of Parent and Merger Sub executed by such party’s President or Chief Executive Officer and Chief Financial Officer for and on behalf of Parent and Merger Sub, respectively, to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Section 7.3(a) have been satisfied (unless otherwise waived in accordance with the terms hereof).
          (d) Certificate of Secretary of Parent and Merger Sub. The Company shall have received a certificate, executed by the Secretary of Parent and Merger Sub, respectively,

certifying as to (i) the terms and effectiveness of the charter documents of Parent and Merger Sub, (ii) the valid adoption of resolutions of the Board of Directors of Parent and Merger Sub (whereby the Merger and the other transactions contemplated hereunder to which Parent and/or Merger Sub is a party were approved by the Board of Directors) and (iii) that the requisite stockholder approvals of Parent (if any) and Merger Sub shall have been obtained.
          (e) Certificate of Good Standing. The Company shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing Date with respect to Parent and Merger Sub.
          (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Global Market.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS
     8.1 Survival.
          (a) The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered pursuant to Sections 7.2(p) and (q) of this Agreement, shall survive the Closing and the Effective Time until 5:00 p.m., Utah time, on the one (1) year anniversary of the Closing Date.
          (b) The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall expire at the Effective Time.
          (c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.
     8.2 Indemnification.
          (a) From and after the Closing Date, the Effective Time Company Stockholders shall severally, but not jointly, based on their respective Pro Rata Portions, indemnify and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), from and against (1) all claims, losses, liabilities, damages, deficiencies, amounts paid in settlement, diminution in value, costs, interest, awards, judgments, penalties and reasonable expenses, including reasonable attorneys’ and consultants’ fees and expenses, any indemnification costs under Section 6.22 (to the extent not covered by the D&O Policy and excluding the cost of the D&O Policy) and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, as a result of or arising out of: (i) any inaccuracies in or breaches of any representation or warranty of the Company set forth in Article III as of the date of this Agreement, or in any certificate delivered by the Company pursuant to Sections 7.2(p) and (q), or (ii) any failure by the Company to perform or comply prior to the Closing Date with any covenant applicable to the Company contained in this Agreement; and (2) the following amounts, if any: (A) any Dissenting Share Payments; (B) the Shortfall Amount (as determined pursuant to Section 2.9 and to be paid in accordance with Section 2.10); (C) Specified Losses arising from the matter disclosed on Schedule 1.1(q) ; and (D) the Reverse Split Fractional Cash; except to the extent that any such Loss or amount in clauses (1) and (2)(A), (C) and (D) (but not clause 2(B)) above was included or taken into account (whether by the parties or the Accountant and whether such amount was accepted or rejected) in the calculation of any Shortfall Amount, the Final Closing Working Capital or the Closing Adjusted Merger Consideration.
(b) For purposes of this Article VIII, when determining the amount of Losses paid, sustained, suffered or incurred as a result or arising out of any inaccuracy in or any breach of any representation or warranty of the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to Sections 7.2(p) and (q), but not for determining whether any such inaccuracy or breach has occurred, any representation or warranty made by the Company that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.” In addition, the amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by any Indemnified Party under insurance policies with respect to such Losses; provided, however, that no Indemnified Party shall have any obligation to seek to recover under insurance policies for any such Losses, except for Losses covered by the D&O Policy, in which case the Surviving Corporation or Parent shall seek recovery under such policy.
(c) The Company Stockholders, solely in their capacities as such, shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
(d) Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto.
     8.3 Indemnification Limitations.
          (a) Except in the case of fraud or any willful misrepresentation on the part of the Company (a “Fraud Loss”), the Effective Time Company Stockholders shall not be obligated to indemnify the Indemnified Parties (a) pursuant to Section 8.2 or otherwise under this Agreement for any amounts in excess of the amount of the Escrow Fund at the time any such indemnification or any other obligation is paid to the Indemnified Parties, (b) with respect to indemnification claims pursuant to Section 8.2(a)(1), until the aggregate amount of Losses under all claims of all Indemnified Parties exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Basket Amount”) after which all Losses (including the Basket Amount) shall be recoverable pursuant to the terms, and subject to the limitations, of this Article VIII or (c) for Taxes attributable to periods (or portions of periods) following the Closing (other than interest, penalties and additions to Tax imposed with respect to Taxes attributable to periods prior to the Closing).

          (b) Notwithstanding anything to the contrary set forth in this Agreement, the aggregate maximum indemnification obligation of the Effective Time Company Stockholders for any Fraud Losses, together with any obligations of the Effective Time Company Stockholders for Losses that are not Fraud Losses, shall not exceed, in the aggregate, the Merger Consideration (and, with respect to each Effective Time Company Stockholder, shall be limited to such Effective Time Company Stockholder’s Pro Rata Portion of the Loss on a several and not joint basis, not to exceed the amount of the Merger Consideration actually received by or held in the Escrow Fund on behalf of, such Stockholder). It is further acknowledged and agreed that, subject to Sections 8.4(a) and (c), (A) except with respect to Fraud Losses, claims made pursuant to this Article VIII shall constitute the sole and exclusive recourse of any Indemnified Party in connection with any claim or Loss paid, suffered, incurred or sustained by any Indemnified Party as a result of or arising out of this Agreement or any of the Related Agreements (to the extent arising from a breach thereof by the Company), (B) except with respect to Fraud Losses, the Escrow Fund shall be the sole source of recovery by and exclusive remedy of any Indemnified Party for any claim made pursuant to this Article VIII or otherwise under or arising out of this Agreement or any of the Related Agreements (to the extent arising from a breach thereof by the Company), and (C) in the case of any Fraud Losses, the Indemnified Parties shall first seek recovery out of the Escrow Fund before seeking recovery directly from the Effective Time Company Stockholders.
          (c) No indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to a Loss (i) to the extent Parent has agreed in writing to waive the Indemnified Parties’ right to indemnification with respect to such Loss or (ii) to the extent such Loss is already included or taken into account in the calculation of Shortfall Amount, the Final Closing Working Capital or the Closing Adjusted Merger Consideration. The Effective Time Company Stockholders shall not under any circumstances be liable for any Taxes relating to the Company for any Taxable period commencing on or after the Closing Date.
     8.4 No Indemnification Limitations.
          (a) Nothing in this Agreement shall limit the liability of any party hereto for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger is not consummated.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Effective Time Company Stockholder in the event, and only to the extent, that Parent inadvertently issues more than the portion of the Merger Consideration to which such Effective Time Company Stockholder is entitled pursuant to Article II, other than as a result of any inaccuracy in or breach of any representation or warranty of the Company set forth in Article III , including without limitation a breach of Section 3.2.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

     8.5 Indemnification Claims Procedures. Each claim for indemnification by an Indemnified Party pursuant to the terms of this Article VIII shall be made only in accordance with this Section 8.5.
          (a) An Indemnified Party may make an indemnification claim pursuant to Section 8.2 by delivering a certificate (an “Officer’s Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent, (i) stating that an Indemnified Party has paid, sustained, suffered or incurred (or reasonably anticipates that it will have to pay, sustain, suffer or incur) a Loss or a Specified Loss, and (ii) specifying in reasonable detail the individual items of such Loss or Specified Loss included in the amount so stated, a description of the events or circumstances underlying the claim for indemnification, the estimated date the Indemnified Party reasonably believes the Loss or Specified Loss was actually paid, sustained, suffered or incurred, or the basis for such anticipated Loss or Specified Loss, the specific representation, warranty or covenant alleged to have been breached, if applicable, and the nature of the breach of warranty or covenant to which such item is related, if applicable. Any such claim for indemnification hereunder must be received by the Stockholder Representative no later than 5:00 p.m., Utah time, on the date of the expiration of the applicable survival period set forth in Section 8.1(a).
          (b) Following the receipt of an Officer’s Certificate, the Stockholder Representative, on behalf of the Effective Time Company Stockholders, shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Officer’s Certificate at the address of such Indemnified Party set forth in such Officer’s Certificate, with a copy to the Escrow Agent if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund; provided, however, that the Stockholder Representative shall not be permitted to deliver an Objection Notice with respect to any Specified Losses. In the event that the Stockholder Representative shall fail to object to any item or amount set forth in an Officer’s Certificate by delivering to the Indemnified Party an Objection Notice within the foregoing thirty (30) calendar day period, the Stockholder Representative shall be deemed to have irrevocably agreed and consented to each such item or amount on behalf of the Effective Time Company Stockholders. Upon the expiration of such thirty (30) calendar-day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered the Officer’s Certificate only an amount of cash equal to any item(s) and amount(s) that the Stockholder Representative is deemed to have accepted on behalf of the Effective Time Company Stockholders pursuant to this Section 8.5(b).
          (c) In the event that the Stockholder Representative shall have objected to any item(s) or amount(s) set forth in any Officer’s Certificate pursuant to Section 8.5(b), the Stockholder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

          (d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Stockholder Representative or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Stockholder Representative and the Indemnified Party and not affiliated with either party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Stockholder Representative and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Stockholder Representative and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator who shall have relevant industry experience. The parties shall cooperate with one another in selecting a arbitrator(s) and in scheduling arbitration proceedings, and shall act in good faith in such arbitration.
          (e) Any such arbitration shall be held in San Francisco, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the Stockholder Representative and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) calendar days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
          (f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.
          (g) The foregoing arbitration provisions shall apply to any dispute among the Stockholder Representative, on behalf of the Effective Time Company Stockholders, the Escrow Agent and the Indemnified Parties under this Article VIII, whether relating to claims upon the Escrow Fund or to any other indemnification obligations set forth in this Article VIII.

     8.6 Third-Party Claims.
          (a) In the event that an Indemnified Party becomes aware of a third party claim (including notice of the commencement of any legal proceeding, threat, audit or examination) (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article VIII, such Indemnified Party shall promptly notify in writing the Stockholder Representative of such Third Party Claim, setting forth a description of the material information with respect to the Third Party Claim then known to the Indemnified Party, and the Stockholder Representative shall be entitled, if the Stockholder Representative so elects by written notice delivered to the Indemnified Party within forty-five (45) days after receiving the Indemnified Party’s notice of such claim and except as provided in Section 8.6(c), to assume the defense of such Third Party Claim, at the sole expense of the Effective Time Company Stockholders through a deduction from the Escrow Fund subject to the dollar limitation set forth in Section 8.8(b); provided, however, that such notice shall not be effective unless and until the Stockholder Representative irrevocably agrees and acknowledges that (1) all or a portion of the Losses arising out of such Third Party Claim shall constitute Losses for which the Indemnified Parties are entitled to be indemnified pursuant to this Article VIII and (2) agrees in writing not to submit an Objection Notice with respect to all of the Losses arising out of such Third Party Claim or any indemnification claim by the Indemnified Parties based thereon. If the Stockholder Representative so assumes any such defense, the Stockholder Representative shall use all commercially reasonable efforts to diligently conduct the defense and prosecution of the Third Party Claim. The Stockholder Representative shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In the event that the Stockholder Representative assumes the defense of the Third Party Claim in accordance with this Section 8.6, the Indemnified Parties may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Parties and shall not be paid out of the Escrow Fund unless and until the Indemnified Parties shall reasonably determine upon the written advice of nationally recognized counsel that there is a material conflict of interest between or among the Indemnified Parties, on the one hand, and the Stockholder Representative and the Effective Time Company Stockholders, on the other hand, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be paid out of the Escrow Fund. Subject to an appropriate joint defense agreement, the Indemnified Parties will cooperate in the defense of the Third Party Claim and will provide reasonable access to documents, assets, properties, books and records reasonably requested by the Stockholder Representative and material to the claim and will make available all officers, directors and employees reasonably requested by the Stockholder Representative for investigation, depositions and trial.
          (b) Notwithstanding anything in this Agreement to the contrary, the Indemnified Parties (and not the Stockholder Representative) shall be entitled to assume control the defense of any Third Party Claim if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Parties; (iii) the Third Party Claim involves a claim of infringement relating to the Company Intellectual Property; or (iv) Parent reasonably determines that the claim is reasonably likely to result in Losses to the

Indemnified Parties in an amount greater than the amount of cash in the Escrow Fund at such time that is not subject to any outstanding claims.
          (c) If either (i) the Stockholder Representative fails or elects not to assume the defense of the Indemnified Parties against such Third Party Claim within the forty-five (45) day period set forth in Section 8.6(a) above, or (ii) if the provisions of Section 8.6(b) apply, the Indemnified Party shall have the right in its sole discretion to conduct the defense of any such claim and may compromise or settle such claim; provided, however, that any such compromise or settlement of such Third Party Claim without the consent of the Stockholder Representative shall (A) not constitute prima facie evidence of a breach by the Company or any Company Stockholder of any representation, warranty or covenant contained in this Agreement or any Related Agreement, (B) not establish, be determinative of or prove the amount or existence of any Losses, (C) not involve a claim or include an admission of criminal liability and (D) include a full and unqualified release of the Surviving Corporation and the Company Stockholders. In the case of the Specified Losses that are amounts paid in settlement of a Third Party Claim, as long as the related Third Party Claim does not involve the admission of criminal liability and any settlement includes a full and unqualified release of the Company Stockholders, the Stockholder Representative shall have no power or authority to object under any provision of this Article VIII to the Specified Losses. The Indemnified Parties shall conduct the defense of the Third Party Claim actively and diligently, and subject to an appropriate joint defense agreement, the Stockholder Representative will cooperate with the Indemnified Parties, and, the Stockholder Representative will use his, her or its commercially reasonable efforts to cause the Effective Time Company Stockholders to cooperate in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Parties and material to the claim and will make available all individuals reasonably requested by the Indemnified Parties for investigation, depositions and trial.
     8.7 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement and as security for the indemnity obligations provided for in this Article VIII, on the Closing Date, Parent shall deposit with the Escrow Agent the Escrow Amount without any act of the Effective Time Company Stockholders, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount, and as reduced from time to time to satisfy indemnification claims, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims made by such parties for any Losses paid, sustained, suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
          (b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Utah time, on the Expiration Date (the “Escrow Period”), and the Escrow Agent shall promptly, but in any event within five (5) Business Days, distribute the funds in the Escrow Fund to the Effective Time Company Stockholders following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount necessary in the good faith, reasonable judgment of Parent to satisfy any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative prior to the Expiration Date with respect to facts and circumstances existing prior to the Expiration Date, and any such amount shall not be distributed to the Effective Time Company Stockholders at such time; provided that as soon as any or all such Unresolved Claims have been resolved, the Escrow Agent shall promptly, but in any event within five (5) Business Days, deliver to the Effective Time Company Stockholders that portion of the remaining Escrow Fund, if any, not required to satisfy any such other Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Effective Time Company Stockholders pursuant to this Section 8.7 shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Company Stockholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).
     (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 8.7(c)(i).
               (ii) The Escrow Fund shall be invested in U.S. Treasury bills with maturities of not more than thirty (30) days and any interest paid on such Escrow Fund shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Fund shall be invested in the triple “A” rated First American Treasury Obligations Money Fund (Class D). Parent hereby confirms receipt of the First American Funds prospectus. Parent further acknowledges that the fund investment advisor, custodian, distributor and other service providers as described in the prospectus are affiliates of U.S. Bank National Association, and investment in the fund includes approval of the fund’s fees and expenses as detailed in the prospectus, including advisory and custodial fees and shareholder service expenses (which may be so called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank National Association, or subsidiaries of U.S. Bancorp. The shares of the funds are not deposits or obligations of, or guaranteed by, any bank including U.S. Bank National Association, or any of their affiliates, nor are they insured by the Federal Deposit Insurance Commission, the Federal Reserve Board or any other agency. The investment in the fund involves investment risk, including possible loss of principal. The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment. All accrued interest shall become part of the Escrow Fund. Parent will provide Escrow Agent with a W-9 IRS tax form concurrently with the initial funding of the Escrow Fund. For tax reporting and withholding purposes, and consistent with Proposed Treasury Regulation Section 1.468B-8(c), Parent shall be treated as the owner of the cash in the Escrow Fund and shall be liable and responsible for any Taxes due with respect to such income. Upon the release of any portion of the Escrow Fund to the Effective Time Company Stockholders, a portion of such amount paid from the Escrow Fund shall be treated as interest to the extent required under the imputed interest rules of the Code.]

          (d) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Section 8.7(d), and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations of another Person, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the

Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages, except for gross negligence or willful misconduct on the part of the Escrow Agent. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Company Stockholders on the basis of the Effective Time Company Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Effective Time Company Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Effective Time Company Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Effective Time Company Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree severally, but not jointly, based on their Pro Rata Portions to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Effective Time Company Stockholders on the basis of the Effective Time Company Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Company Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Effective Time Company Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Effective Time Company Stockholder’s Pro Rata Portion of the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the States of Utah and California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
          (e) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. A copy of said fee schedule has been provided to both the Stockholder Representative and Parent.
          (f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     8.8 Stockholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the Company Stockholders, each of the Effective Time Company Stockholders shall be deemed to have agreed to appoint Henry Baker as its agent and attorney-in-fact and as the Stockholder Representative hereunder, for and on behalf of the Effective Time Company Stockholders, with unlimited authority and power (A) to act for each such Effective Time Company Stockholders under this Agreement, including the exercise of the power to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators, with respect to, any claim by any Indemnified Party against any Effective Time Company Stockholder or by any such Effective Time Company Stockholder against any Indemnified Party, any dispute between any Indemnified Party and any such Effective Time Company Stockholder or any Third Party Claim, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement and (B) determine (with the mutual consent of Parent) whether or not to waive the attorney-client privilege with respect to any attorney-client privileged information or work product related to the negotiation and documentation of this Agreement and the transactions contemplated hereby or any rights and obligations of the Company or Effective Time Company Stockholders hereunder or thereunder (the “Merger-Related Privileged Information”). Neither Parent, nor the Surviving Corporation, nor any of their Affiliates or successors or assigns, shall direct any officers, directors, Employees or attorneys of the Company, the Surviving Corporation or any of their successors or assigns, or otherwise to disclose or produce any Merger-Related Privileged Information without the prior written consent of the Stockholder Representative, which consent may be withheld in his, her or its sole discretion. Such agency may be changed by the Effective Time Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds (2/3) interest of the Escrow Fund, determined at the First Step Effective Time, agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund, determined at the First Step Effective Time. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Effective Time Company Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith or in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholder Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Stockholder Representative’s own willful misconduct or gross negligence. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to Stockholder Representative. The reasonable legal fees and other professional service fee expenses and damages incurred by the Stockholder Representative in performance of his, her or its duties hereunder shall be reimbursed from the Escrow Fund, without regard to the Basket Amount, within forty-five (45) days after receipt by Parent and the Escrow Agent of a written request for such reimbursement; provided, that (i) with respect to the first $250,000 of such fees and expenses, payment to the Stockholder Representative shall be made prior to the payment of any Losses, and (ii) with respect to any fees and expenses in excess of $250,000, payment to the Stockholder Representative shall be made after the payment of all Losses to the Indemnified Parties, but prior to the distribution of the remaining Escrow Fund to the Effective Time Company Stockholders. The Effective Time Company Stockholders shall severally (based on each such Person’s Pro Rata Portion), and not jointly, indemnify and hold harmless the Stockholder Representative from and against any Losses incurred by or on behalf of the Stockholder Representative and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties hereunder, and as to any Losses that are not reimbursed by any such Person as provided for herein, the Stockholder Representative shall be entitled to set off such Losses against the cash that would otherwise have been distributed to such Effective Time Company Stockholders from the Escrow Fund at a release date pursuant to the terms hereof. A decision, act, consent or instruction of the Stockholder

Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 or Section 9.4, shall constitute a decision of the Effective Time Company Stockholders and shall be final, binding and conclusive upon the Effective Time Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Effective Time Company Stockholders.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Subject to Section 9.2, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:
          (a) by mutual agreement of Parent and the Company;
          (b) by Parent or the Company, if the Closing Date shall not have occurred by December 15, 2007 (such date, the “Final Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Final Date and such action or failure to act constitutes a material breach of this Agreement;
          (c) by Parent or the Company, if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;
          (d) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, that is applicable to the Merger and would constitute an Action of Divestiture;
          (e) by Parent, if there shall have occurred a Company Material Adverse Effect;
          (f) by Parent, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (g) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective Affiliates, directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further that, the provisions of Section 6.5 (Confidentiality), Section 6.6 (Public Disclosure), Section 6.15 (Expenses) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.
     9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Company Stockholders agree that any amendment of this Agreement after the Closing Date signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment; provided, however, that an amendment made after the adoption of this Agreement by the Company Stockholders shall not (without obtaining any pre-Closing consent of the Effective Time Company Stockholders to the extent required under applicable Law) (i) alter or change the amount or kind of Merger Consideration to be received by the Effective Time Company Stockholders in exchange for their Company Capital Stock, Company Warrants or Company Convertible Notes as set forth herein, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially and adversely affect such Effective Time Company Stockholders.
     9.4 Extension; Waiver. At any time prior to the Closing Date, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any breach or inaccuracies of the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative after the Closing Date shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver; provided, however, that any extension or waiver made after the adoption of this Agreement by the Company Stockholders shall not (without obtaining any pre-Closing consent of the Effective Time Company Stockholders to the extent required under applicable Law) (i) alter or change the amount or kind of Merger Consideration to be received by the Effective Time Company Stockholders in exchange for their Company Capital Stock, Company Warrants or Company Convertible Notes as set forth herein, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially and adversely affect such Effective Time Company Stockholders.

ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall only be effective if in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) the next Business Day after it is sent if sent by a nationally-recognized courier in circumstances under which such courier guarantees next Business Day delivery, (iii) five (5) Business Days after being deposited in the U.S. registered or certified mail, return receipt requested, postage pre-paid, or (iv) upon verbal or written confirmation of receipt if sent via facsimile or, other than to the Escrow Agent, email, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement and other than to the Escrow Agent, by email):
(a)	If to Parent or Merger Sub, to:

Omniture, Inc. 550 East Timpanogos Circle Orem, Utah 84097 Attention: Joshua G. James Facsimile No.: (801) 722-7001

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation One Market, Spear Tower, Suite 3300 San Francisco, California 94105 Attention: Robert G. O’Connor, Esq. Facsimile No.: (415) 947-2099

(b)	If to the Company (prior to the Closing), to:

Offermatica Corporation Pier One, Bay Three San Francisco, California 94111 Attention: Matthew J. Roche Facsimile No.: (415) 358-9522

with a copy to:

Gibson, Dunn & Crutcher LLP One Montgomery Street, 31st Floor San Francisco, California 94104 Attention: Gregory J. Conklin, Esq. Facsimile No.: (415) 986-5309

(c)	If to the Stockholder Representative, to:

Henry Baker 540 Madison Avenue, 29th Floor New York, New York 10022 Facsimile No.: (212) 486-0660

with a copy to:

Gibson, Dunn & Crutcher LLP One Montgomery Street, 31st Floor San Francisco, California 94104 Attention: Gregory J. Conklin, Esq. Facsimile No.: (415) 986-5309

(d)	If to the Escrow Agent, to:

U.S. Bank Corporate Trust Services 60 Livingston Avenue EP-MN-WS3T St. Paul, MN 55107-2292 Attn: Olaleye Fadahunsi Facsimile No.: (651) 495-8087

with a copy to:

U.S. Bank National Association 170 South Main Street, Suite 200 Salt Lake City, UT 84101 Attention: Kim R. Galbraith Facsimile No.: (801) 534-6013 (fax)
     10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including delivery by facsimile or in electronic form), it being understood that all parties need not sign the same counterpart.
     10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.
     10.4 No Third Party Beneficiaries. This Agreement, the Exhibits, the Schedules, the Disclosure Schedule hereto, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (1) with respect to the Effective Time Company Stockholders’ rights to receive the Merger Consideration as set forth herein and (2) the indemnification benefits to the officers and directors of the Company set forth in Section 6.22.

     10.5 Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates; provided, however, that Parent shall remain ultimately liable for all of Parent’s and Merger Sub’s obligations hereunder.
     10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances shall not be affected thereby and will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.7 Other Remedies. Except as set forth in ARTICLE VIII, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, except as otherwise provided herein.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     10.9 Consent to Jurisdiction. Any action involving this Agreement shall be brought and maintained in any state or federal court located within the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of such courts in connection with any action or proceeding based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by Section 10.1 or by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

OMNITURE, INC.

By:	/s/ Joshua G. James

Name:	Joshua G. James
Title:	Chief Executive Officer

SAN FRANCISCO ACQUISITION CORP.

By:	/s/ Joshua G. James

Name:	Joshua G. James
Title:	Chief Executive Officer

OFFERMATICA CORPORATION

By:	/s/ Matthew J. Roche

Name:	Matthew J. Roche
Title:	Chief Executive Officer

HENRY BAKER,
as Stockholders’ Representative
/s/ Henry Baker

US BANK CORPORATE TRUST SERVICES,
as Escrow Agent

By:	/s/ Kyle J. Lunde

Name:	Kyle J. Lunde
Title:	Trust Officer
[Signature Page to Agreement and Plan of Reorganization]